Exhibit 10.1

EXECUTION VERSION

PLAN SUPPORT AGREEMENT

This PLAN SUPPORT AGREEMENT (as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of April 30, 2016, is entered into by and among the following parties:

(i)                  Midstates Petroleum Company, Inc. and Midstates Petroleum Company LLC (collectively, the “Company”);

(ii)               (a) the First Lien Agent (as defined below) and (b) the undersigned holders of First Lien Claims (as defined below) solely in their capacity as holders of First Lien Claims (collectively, with their respective successors and permitted assigns and any subsequent holder of First Lien Claims that becomes party hereto in accordance with the terms hereof, the “Consenting First Lien Lenders”);

(iii)                 the undersigned beneficial holders, or investment advisors or managers for the account of beneficial holders, of Second Lien Notes Claims (as defined below) (together with any beneficial holders, or investment advisors or managers for the account of beneficial holders, of Second Lien Notes that subsequently become party hereto in accordance with the terms hereof after the Plan Support Effective Date, the “Consenting Second Lien Noteholders”) that are members of the ad hoc committee of holders of the Second Lien Notes Claims that is represented by, inter alia, Davis Polk & Wardwell LLP and Houlihan Lokey Capital, Inc. (the “Consenting Second Lien Ad Hoc Committee”);

(iv)                the undersigned beneficial holders, or investment advisors or managers for the account of beneficial holders, of both Second Lien Notes Claims and Third Lien Notes Claims (as defined below) (together with any beneficial holders, or investment advisors or managers for the account of beneficial holders, of Second Lien Notes and Third Lien Notes that subsequently become party hereto in accordance with the terms hereof after the Plan Support Effective Date, the “Consenting Cross-Over Noteholders”) that are members of the ad hoc committee of holders of both Second Lien Notes Claims and Third Lien Notes Claims that is represented by inter alia, Milbank, Tweed, Hadley & McCloy LLP and Centerview Partners LLC (the “Consenting Cross-Over Ad Hoc Committee”).

The Company, the First Lien Agent, each Consenting First Lien Lender, each Consenting Noteholder (as defined below), and any subsequent person or entity that becomes a party hereto in accordance with the terms hereof are referred to herein as the “Parties” and individually as a “Party.” The Parties other than the Company are collectively referred to herein as the “Consenting Parties.” Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the term sheet attached hereto as Exhibit A (the “Term Sheet”). Each Consenting Party intends to be and is bound under this Agreement with respect to any and all claims against, or interests in, the Company held by such Consenting Party.

WHEREAS, the Parties and their respective professionals have negotiated a restructuring of the Company (the “Restructuring” and the transactions contemplated therein, the “Restructuring Transactions”) that will be implemented and consummated pursuant to a chapter 11 plan of reorganization (as may be modified in accordance with Section 10 hereof), the terms of which shall be consistent in all respects with those set forth in this Agreement, the Term Sheet, the RBL Term Sheet (defined below) and the Definitive Documents (as defined below), (hereinafter, the “Plan”) in cases commenced under chapter 11 (the “Chapter 11 Cases”) of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”);

WHEREAS, as of the date hereof, the Consenting First Lien Lenders hold, in the aggregate, approximately 80% of the aggregate outstanding principal amount of the secured revolving first lien credit facility (the “RBL Facility”) pursuant to the terms of that certain Second Amended and Restated Credit Agreement, dated as of June 8, 2012, by and among the Company, the banks and other financial institutions named therein as lenders (the “First Lien Lenders”), Sun Trust Bank, N.A., as administrative agent (the “First Lien Agent”), swing line lender, issuing lender, and lender, and the other mandated lead arranger, bookrunner parties, syndication agent, and co-documentation agents thereto (as amended, modified, or otherwise supplemented from time to time prior to the date hereof, the “First Lien Credit Agreement,” and the claims and other obligations arising thereunder, the “First Lien Claims”);

WHEREAS, as of the date hereof, the Consenting Second Lien Noteholders hold, in the aggregate, approximately 46% of the aggregate outstanding principal amount of the 10.0% second lien senior secured notes due 2020 (the “Second Lien Notes”) issued under that certain indenture dated as of May 21, 2015, by and among the Company, as issuer, and Wilmington Trust, N.A., as trustee and collateral agent (the “Second Lien Notes Trustee”) (as amended, modified, or otherwise supplemented from time to time prior to the date hereof, the “Second Lien Indenture,” and such claims and other obligations arising thereunder, the “Second Lien Notes Claims”);

WHEREAS, as of the date hereof, the Consenting Cross-Over Noteholders hold, in the aggregate, (i) approximately 28% of the aggregate outstanding Second Lien Notes; and (ii) approximately 77% of the aggregate outstanding principal amount of the 12.0% third lien senior secured notes due 2020 (the “Third Lien Notes”) issued under that certain indenture dated as of May 21, 2015, by and among the Company, as issuer, and Wilmington Trust, N.A., as trustee and collateral agent (the “Third Lien Notes Trustee”) (as amended modified, or otherwise supplemented from time to time prior to the date hereof, the “Third Lien Indenture,” and such claims and other obligations arising thereunder, the “Third Lien Notes Claims”);

WHEREAS, each of the First Lien Lenders, the holders of the Second Lien Notes Claims, and the holders of the Third Lien Notes Claims have security interests in and to substantially of the Company’s assets, including without limitation substantially all of the oil and gas assets, cash and cash equivalents, and other property of the Company, and the rights of these secured parties are set forth in that certain Intercreditor Agreement, dated as of May 21, 2015, executed by and among these secured parties and the Company (as amended, restated or otherwise modified from time to time, the “Intercreditor Agreement”) which remains in full force and effect;

WHEREAS, prior to the commencement of the Chapter 11 Cases, the Company, the Consenting First Lien Lenders, the First Lien Agent, the Consenting Second Lien Noteholders, and the Consenting Cross-Over Noteholders engaged in arm’s length, good faith negotiations culminating in the Parties’ agreement on a settlement (the “Settlement”), as more particularly detailed and described in the Term Sheet and the RBL Term Sheet (as defined below), that will be implemented through the Plan and this Agreement and consensually resolves the Parties’ disputes as further detailed in the Term Sheet, the RBL Term Sheet and the Plan, related to, among other things, the Company, the RBL Facility, the Second Lien Notes, the Third Lien Notes, the GUC Claims (as defined below), and any actions, inactions, or transactions occurring before the date on which the Company commences the Chapter 11 Cases (the “Petition Date”), which date shall be no later than one calendar day after the Plan Support Effective Date (the “Outside Petition Date”); and

WHEREAS, the Parties desire to express to each other their mutual support and commitment in respect of those matters contained within the Plan as well as those set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereunder, do agree as follows:

1.                                 Certain Definitions.

As used in this Agreement, the following terms have the following meanings:

(a)                            “Consenting Noteholders” means, collectively, the Consenting Second Lien Noteholders and the Consenting Cross-Over Noteholders.

(b)                            “Consenting Second Lien Notes Claims” means any and all Second Lien Notes Claims held by any Consenting Party solely in its capacity as a holder of a Second Lien Notes Claim.

(c)                             “Consenting Third Lien Notes Claims” means any and all Third Lien Notes Claims held by any Consenting Party solely in its capacity as a holder of a Third Lien Notes Claim.

(d)                            “Effective Date” means the effective date of the Plan.

(e)                             “GUC Claims” means any and all unsecured claims against the Company including, but not limited to, claims arising under the Unsecured Notes and any deficiency claims.

(f)                              “Prepetition Secured Parties” means the holders of First Lien Claims, Second Lien Notes Claims, and Third Lien Notes Claims.

(g)                             “Plan Support Effective Date” means the date on which counterpart signature pages to this Agreement shall have been executed and delivered by the Company, the Consenting First Lien Lenders, and the Consenting Noteholders.

(h)                            “Plan Support Period” means the period commencing on the Plan Support Effective Date and ending on the earlier of the (i) date on which this Agreement is terminated in accordance with Section 6 hereof and (ii) the Effective Date.

(i)                                “Requisite Creditors” means the Requisite First Lien Lenders, Requisite Second Lien Noteholders, and the Requisite Cross-Over Noteholders.

(j)                               “Requisite Cross-Over Noteholders” means, as of the relevant date, Consenting Cross-Over Noteholders that are members of the Consenting Cross-Over Ad Hoc Committee that collectively hold at least a majority of the aggregate outstanding principal amount of the Third Lien Notes Claims held by all of the Consenting Cross-Over Noteholders that are members of the Consenting Cross-Over Ad Hoc Committee as of such date.

(k)                            “Requisite First Lien Lenders” means, as of the relevant date, Consenting First Lien Lenders that collectively hold at least a majority of the aggregate outstanding principal amount of the First Lien Claims.

(l)                                “Requisite Second Lien Noteholders” means, as of the relevant date, Consenting Second Lien Noteholders that are members of the Consenting Second Lien Ad Hoc Committee that collectively hold at least a majority of the aggregate outstanding principal amount of the Second Lien Notes Claims held by all of the Consenting Second Lien Noteholders that are members of the Consenting Second Lien Ad Hoc Committee as of such date.

(m)                        “Unsecured Notes” means the 10.75% senior unsecured notes due 2020, and the 9.25% senior unsecured notes due 2021 issued under the Unsecured Notes Indentures.

(n)                            “Unsecured Notes Indentures” means (i) that certain Indenture, dated as of October 1, 2012, among the Company, as issuers, and Wells Fargo Bank, N.A., as indenture trustee (as amended, restated, supplemented, or otherwise modified from time to time), and (ii) that certain Indenture, dated as of May 31, 2013, among the Company, as issuers, and Wells Fargo Bank, N.A., as indenture trustee (as amended, restated supplemented or otherwise modified from time to time).

2.                                 Definitive Documents.

(a)                                 The definitive documents (the “Definitive Documents”) with respect to the Restructuring shall include all documents (including any related orders, agreements, instruments, schedules or exhibits) that are contemplated by the Plan and that are otherwise necessary or desirable to implement, effectuate, or otherwise relate to the Restructuring, including, without limitation: (i) the Plan; (ii) the documents to be filed in the supplement to the Plan; (iii) the disclosure statement for the Plan that is prepared and distributed in accordance with sections 1125, 1126(b), and 1145 of the Bankruptcy Code (the “Disclosure Statement”); (iv) the motion seeking approval of the Disclosure Statement (the “Disclosure Statement Motion”) and the order approving the Disclosure Statement (the “Disclosure Statement Order”); (v) the order confirming the Plan (the “Confirmation Order”); (vi) any documentation relating to the use of cash collateral including a motion seeking authority to use cash collateral, an interim order (the “Interim Cash Collateral Order”), and a final order (the “Final Cash Collateral Order,” and together with the Interim Cash Collateral Order, the “Cash Collateral Orders”)

approving the same; (vii) the credit agreement with respect to the New Credit Facility having the terms and conditions as set forth in the term sheet attached hereto as Exhibit B (the “RBL Term Sheet”), and any agreements, documents or instruments related thereto (the “New Credit Facility Loan Agreements”); and (viii) any organizational documents, shareholder and member related agreements, or other governance documents for the reorganized Company. Each of the Definitive Documents shall (1) contain terms and conditions consistent in all material respects with this Agreement, the Term Sheet, and the RBL Term Sheet, and (2) shall otherwise be reasonably satisfactory in all respects to the Company, the Requisite First Lien Lenders, the Requisite Second Lien Noteholders and the Requisite Cross-Over Noteholders (solely with respect to any provision directly impacting the 2nd/3rd Lien Plan Settlement (as defined in the Term Sheet)), including with respect to any modifications, amendments, or supplements to such Definitive Documents at any time during the Plan Support Period; provided, however, that solely with respect to the Definitive Documents referenced in clauses (vi) and (vii) hereof, only the Requisite First Lien Lenders and Requisite Second Lien Noteholders shall have such consent rights, and the Cash Collateral Orders and the New Credit Facility Loan Agreements referenced in clauses (vi) and (vii), respectively, must be acceptable in all respects to the Requisite First Lien Lenders; provided further, however, that solely with respect to the Definitive Documents referenced in clause (viii) hereof, only the Requisite Second Lien Noteholders shall have such consent rights. Notwithstanding anything herein to the contrary, the Consenting Cross-Over Ad Hoc Committee shall have the right to receive all Definitive Documents contemporaneously with the Company, the First Lien Agent, and the Consenting Second Lien Ad Hoc Committee, as applicable.

(b)                                 Each of the exhibits attached hereto (such as the Term Sheet and the RBL Term Sheet) and any schedules to such exhibits (collectively, the “Exhibits and Schedules”) is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include the Exhibits and Schedules. In the event of any inconsistency between this Agreement (without reference to the Exhibits and Schedules) and the Exhibits and Schedules, this Agreement (without reference to the Exhibits and Schedules) shall govern.

3.                                      Agreements of the Consenting Parties.

(a)                                 During the Plan Support Period, subject to the terms and conditions hereof, each Consenting Party other than the Consenting First Lien Lenders, in its capacity as a holder of Second Lien Notes Claims, Third Lien Notes Claims, and/or GUC Claims (as applicable), or each Consenting First Lien Lender, solely in its capacity as holders of First Lien Claims now or hereafter acquired, agrees, solely with respect to itself, that:

(i)                                it will use its commercially reasonable efforts to support the Settlement, the Restructuring and the transactions contemplated by the Term Sheet, as applicable, and to act in good faith and take all commercially reasonable actions necessary to consummate the Restructuring and the transactions contemplated by the Term Sheet and the Plan in a manner consistent with this Agreement, including the timelines set forth herein;

(ii)                             it shall not (A) direct any administrative agent, collateral agent, or indenture trustee (as applicable) to take any action inconsistent with such Consenting Party’s obligations under this Agreement, and, if any applicable administrative agent, collateral agent, or indenture trustee takes any action inconsistent with such Consenting Party’s obligations under this Agreement, such Consenting Party shall use its commercially reasonable efforts to request that such administrative agent, collateral agent, or indenture trustee (as applicable) cease and refrain from taking any such action, or (B) directly or indirectly encourage any other person or entity to directly or indirectly, (x) object to, delay, impede, or take any other action or any inaction to interfere with the acceptance, approval, implementation, consummation, or amendment of the Plan (whether before or after confirmation, provided that such amendment is consistent with the Term Sheet, the RBL Term Sheet and this Agreement), including the Settlement contained therein; (y) propose, file, support, vote for, or take any other action in furtherance of any restructuring, workout, plan of arrangement, or plan of reorganization for the Company that is inconsistent with this Agreement, the RBL Term Sheet or the Term Sheet; or (z) exercise any right or remedy for the enforcement, collection, or recovery of any claim against the Company except in a manner consistent with this Agreement, the Cash Collateral Orders, and the Plan, as applicable;

(iii)                               subject to the receipt of the Disclosure Statement pursuant to the Disclosure Statement Order, it shall (A) timely vote or cause to be voted any First Lien Claims, Second Lien Notes Claims, Third Lien Notes Claims, and/or GUC Claims (as applicable) it holds that are subject to this Agreement to accept the Plan (to the extent permitted to vote) by timely delivering its duly executed and completed ballot or ballots, as applicable, accepting the Plan on a timely basis following commencement of the solicitation of acceptances of the Plan in accordance with sections 1125(g) and 1126 of the Bankruptcy Code, (B) not change or withdraw such vote or the elections described below (or cause or direct such vote or elections to be changed or withdrawn); provided, however, that such vote or elections shall be immediately revoked (and deemed void ab initio) by all Consenting Parties upon the expiration of the Plan Support Period or the termination of this Agreement, and (C) to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, not elect to opt out of the releases set forth in the Plan by timely delivering its duly executed and completed ballot or ballots indicating such election; and

(iv)                              use commercially reasonable efforts to support and take all commercially reasonable actions necessary to facilitate the approval of the Disclosure Statement, solicitation of votes on the Plan, and confirmation and consummation of the Plan (it being understood that the Consenting Parties shall not be required to incur any out of pocket cost or expense, or any liability in connection therewith).

(b)                                 Transfers. During the Plan Support Period, subject to the terms and conditions hereof, each Consenting Party agrees, solely with respect to itself, that it shall not sell, use, pledge, assign, convey, grant, transfer, permit the participation in, or otherwise dispose of, in whole or in part (each, a “Transfer”) any ownership (including any beneficial ownership)(1) in the First Lien Claims, the Second Lien Notes Claims, the Third Lien Notes Claims, or GUC Claims that it holds in the capacity in which it executed this Agreement (collectively with the First Lien Claims, the Second Lien Notes Claims, and the Third Lien Notes Claims, for purposes of this

(1)              As used herein, the term “beneficial ownership” means the direct or indirect economic ownership of, and/or the power, whether by contract or otherwise, to direct the exercise of the voting rights and the disposition of, all or any portion of the Consenting Party Claims or the right to acquire any such Consenting Party Claims.

Section 3, the “Consenting Party Claims”), as applicable, or any option thereon or any right or interest therein (including, but not limited to, accomplishing the same, by granting any proxies or depositing any interests in the Consenting Party Claims into a voting trust or by entering into a voting agreement with respect to the Consenting Party Claims), unless (i) the intended transferee is a Consenting Party or (ii) if the intended transferee is not a Consenting Party, such intended transferee executes and delivers to counsel to the Company on the terms set forth below an executed transfer agreement in the form attached hereto as Exhibit C (a “Transfer Agreement”) before such Transfer is effective (it being understood and agreed by the Parties that any such Transfer shall not be effective as against the Company until notification of such Transfer and a copy of the executed, unaltered, and unredacted Transfer Agreement is received by counsel to the Company, in each case, on the terms set forth herein) (such transfer, a “Permitted Transfer” and such party to such Permitted Transfer, a “Permitted Transferee”).

(i)                                     Notwithstanding anything to the contrary herein, (A) the foregoing provisions shall not preclude any Consenting Party from settling or delivering any Consenting Party Claims to settle any confirmed transaction pending as of the date of such Consenting Party’s entry into this Agreement (subject to compliance with applicable securities laws and it being understood that such Consenting Party Claims so acquired and held (i.e., not as a part of a short transaction) shall be subject to the terms of this Agreement), (B) a Qualified Marketmaker(2) that acquires any Consenting Party Claims with the purpose and intent of acting as a Qualified Marketmaker for such Consenting Party Claims, shall not be required to execute and deliver to counsel a Transfer Agreement or otherwise agree to be bound by the terms and conditions set forth in this Agreement if the transfer otherwise is a Permitted Transfer; provided, however, that if any of the conditions in this clause (B) is not satisfied, the Qualified Marketmaker will be required to execute and deliver a Transfer Agreement, and (C) to the extent any Party is acting solely in its capacity as a Qualified Marketmaker, it may Transfer any ownership interests in the Consenting Party Claims (as applicable) that it acquires from a holder of the Consenting Party Claims that is not a Consenting Party to a transferee that is not a Consenting Party at the time of such Transfer without the requirement that the transferee be or become a signatory to this Agreement or execute a Transfer Agreement; provided, however, that in the event such Party fails to act solely in its capacity as a Qualified Marketmaker in compliance with this clause (C), any transferee that is not a Consenting Party must execute and deliver a Transfer Agreement.

(ii)                                  This Agreement shall in no way be construed to preclude any Consenting Party from acquiring additional Consenting Party Claims; provided, however, that (A) (1) any Consenting Party that is a member of the Consenting Cross-Over Ad Hoc Committee that acquires additional Consenting Party Claims during the Plan Support Period shall reasonably promptly notify the Company and (2) any other Consenting Party that acquires additional Consenting Party Claims during the Plan Support period shall promptly notify the Company and counsel to the First Lien Agent (with respect to transfers of First Lien Claims) or counsel to the

(2)              As used herein, the term “Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against the Company (or enter with customers into long and short positions in claims against the Company), in its capacity as a dealer or market maker in claims against the Company and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

Consenting Second Lien Ad Hoc Committee (with respect to transfers of Second Lien Notes Claims held by members of the Consenting Second Lien Ad Hoc Committee) of such acquisition, including the amount of such acquisition, and (B) such acquired Consenting Party Claims shall automatically and immediately upon acquisition by a Consenting Party be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to the Company), in the case of each of clauses (A) and (B), other than with respect to any Consenting Party Claims acquired by such Consenting Party in its capacity as a Qualified Marketmaker, in accordance with Section 3(b)(i).

(iii)                               This Section 3 shall not impose any obligation on the Company to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Party to Transfer any Consenting Party Claims. Notwithstanding anything to the contrary herein, to the extent the Company and another Party have entered into a separate agreement with respect to the issuance of a “cleansing letter” or other public disclosure of information (each such executed agreement, a “Confidentiality Agreement”), the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms.

(iv)                              Any Transfer made in violation of this Section 3(b) shall be void ab initio.

4.                                      Additional Agreements of the Consenting Noteholders.

(a)                                 In exchange for consideration that is contemplated to be provided under the proposed Settlement, each Consenting Second Lien Noteholder, in its capacity as a holder of Second Lien Notes Claims, agrees that:

(i)                                     during the Plan Support Period, each Third Lien Noteholder shall be deemed released and discharged by each of the holders of Consenting Second Lien Notes Claims, to the fullest extent permitted under applicable law, from any and all causes of action and any other claims, debts, obligations, rights, suits, damages, actions, derivative claims, remedies, and liabilities whatsoever existing as of the Plan Support Effective Date (the “Third Lien Released Claims”), whether known or unknown, foreseen or unforeseen, latent, patent, non-existent at the present time and which may arise in the future or are unanticipated at this time, in law, at equity, or otherwise, whether for tort, contract, or otherwise, including without limitation claims arising out of violations of federal or state securities laws, fraud, misrepresentation (whether intended or negligent), breach of duty, any laws or statutes similar to the foregoing, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to the Plan Support Effective Date arising from or related in any way to the Company, the RBL Facility, the Second Lien Notes, the Third Lien Notes, the GUC Claims, the Intercreditor Agreement, the purchase, sale, marketing of, or rescission of the purchase or sale of any security of the Company, the subject matter of, or the transactions or events giving rise to, any claim or equity interest that is treated under the RBL Facility, the Second Lien Notes, the Third Lien Notes, or the GUC Claims, and the negotiation, formulation, or preparation of the Term Sheet, the Plan, this Agreement, or related agreements, instruments, or other documents delivered in connection therewith, including those that any holder of a claim against or interest in any holder of Second Lien Notes Claims or any other entity could have been legally entitled to assert derivatively or on behalf of any other entity;

(ii)                                  during the Plan Support Period, it shall not directly or indirectly, or encourage any other entity to directly or indirectly, (A) object to, delay, impede, or take any other action or any inaction to interfere with the acceptance, approval, implementation, consummation, or amendment of the Plan (whether before or after confirmation, provided that such amendment is consistent with this Agreement), including the Settlement contained therein, the valuations contemplated by the Term Sheet, and the treatment provided under the Plan for holders of Second Lien Notes Claims and GUC Claims in the event any or all of the Settlement (as defined in the Term Sheet) is not approved, (B) propose, file, support, vote for, or take any other action in furtherance of any restructuring, workout, plan of arrangement, or plan of reorganization for the Company other than the Plan, (C) exercise any right or remedy for the enforcement, collection, or recovery of any claim against the Company other than as permitted by the Plan or (D) it shall not directly or indirectly, or encourage any other person or entity to directly or indirectly, pursue, litigate, threaten to litigate, or otherwise raise in any proceeding any Third Lien Released Claim; and

(iii)                               during the Plan Support Period, it shall not direct the Second Lien Notes Trustee to take any action inconsistent with such Consenting Second Lien Noteholder’s agreements and obligations under this Agreement, and if the Second Lien Notes Trustee takes any action inconsistent with such agreements and obligations, such Consenting Second Lien Noteholder shall reasonably promptly request the Second Lien Notes Trustee to cease and refrain from taking any such action.

(b)                                 In exchange for consideration that is contemplated to be provided under the proposed Settlement, each Consenting Cross-Over Noteholder, in its capacity as a holder of Third Lien Notes Claims, agrees that:

(i)                                     during the Plan Support Period, each Second Lien Noteholder shall be deemed released and discharged by each of the holders of Consenting Third Lien Notes Claims to the fullest extent permitted under applicable law, from any and all causes of action and any other claims, debts, obligations, rights, suits, damages, actions, derivative claims, remedies, and liabilities whatsoever existing as of the Plan Support Effective Date (the “Second Lien Released Claims”), whether known or unknown, foreseen or unforeseen, latent, patent, non-existent at the present time and which may arise in the future or are unanticipated at this time, in law, at equity, or otherwise, whether for tort, contract, or otherwise, including without limitation claims arising out of violations of federal or state securities laws, fraud, misrepresentation (whether intended or negligent), breach of duty, any laws or statutes similar to the foregoing, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to the Plan Support Effective Date arising from or related in any way to the Company, the RBL Facility, the Second Lien Notes, the Third Lien Notes, the GUC Claims, the Intercreditor Agreement, the purchase, sale, marketing of, or rescission of the purchase or sale of any security of the Company, the subject matter of, or the transactions or events giving rise to, any claim or equity interest that is treated under the RBL Facility, the Second Lien Notes, the Third Lien Notes, or the GUC Claims, and the negotiation, formulation, or preparation of the Term Sheet, the Plan, this Agreement, or related agreements, instruments, or other documents delivered in connection therewith, including those that any holder of a claim against or interest in any holder of Third Lien Notes Claims or any other entity could have been legally entitled to assert derivatively or on behalf of any other entity;

(ii)                                  during the Plan Support Period, it shall not directly or indirectly, or encourage any other person or entity to directly or indirectly, (A) object to, delay, impede, or take any other action or any inaction to interfere with the acceptance, approval, implementation, consummation, or amendment of the Plan (whether before or after confirmation, provided that such amendment is consistent with this Agreement), including the Settlement contained therein, the valuations contemplated by the Term Sheet and the contingent treatment provided under the Plan for holders of Third Lien Notes Claims and GUC Claims in the event any or all of the Settlement (as defined in the Term Sheet) is not approved, (B) propose, file, support, vote for, or take any other action in furtherance of any restructuring, workout, plan of arrangement, or plan of reorganization for the Company other than the Plan, (C) exercise any right or remedy for the enforcement, collection, or recovery of any claim against the Company other than as permitted by the Plan or (D) it shall not directly or indirectly, or encourage any other person or entity to directly or indirectly, pursue, litigate, threaten to litigate, or otherwise raise in any proceeding any Second Lien Released Claim; and

(iii)                               during the Plan Support Period, it shall not direct the Third Lien Notes Trustee to take any action inconsistent with such Consenting Cross-Over Noteholder’s agreements and obligations under this Agreement, and if the Third Lien Notes Trustee takes any action inconsistent with such agreements and obligations, such Consenting Cross-Over Noteholder shall reasonably promptly request the Third Lien Notes Trustee to cease and refrain from taking any such action.

5.                                      Agreements of the Company.

(a)                                 Prior to and during the Plan Support Period, subject to the terms and conditions hereof, the Company agrees that it shall, without limitation:

(i)                                     (A)(1) complete and file, within the timeframes contemplated herein, the Plan, the Disclosure Statement, and the other Definitive Documents and (2) use commercially reasonable efforts to obtain entry by the Bankruptcy Court of the Cash Collateral Orders, the Disclosure Statement Order and the Confirmation Order within the timeframes contemplated by this Agreement; and (B) use commercially reasonable efforts to obtain any and all required regulatory and/or third-party approvals for the Restructuring embodied in the Plan, if any, and solely to the extent necessary to effectuate the Restructuring;

(ii)                                  continue to operate its businesses without material change in such operations or disposition of material assets (unless in such instance, the Required Creditors have consented thereto in writing) in accordance with its business judgment, and confer with the Consenting Parties and their respective representatives, as reasonably requested, to report on operational matters and the general status of ongoing operations;

(iii)                               (A) support and take all reasonable actions necessary or reasonably requested by the Requisite Creditors to facilitate the solicitation, confirmation, and consummation of the Restructuring, the Plan and the transactions contemplated thereby, and (B) not take any action directly or indirectly that is inconsistent with, or that would reasonably be expected to prevent, interfere with, delay or impede the approval of the Disclosure Statement, the solicitation of votes on the Plan, and the confirmation and consummation of the Plan and the Restructuring, including soliciting or causing or allowing any of its agents or representatives to solicit any agreements relating to any chapter 11 plan or restructuring transaction (including, for the avoidance of doubt, a transaction premised on an asset sale of substantially all of the Company’s assets under section 363 of the Bankruptcy Code) other than the Restructuring (an “Alternative Transaction”), and (C) not, nor encourage any other person to, take any action which would, or would reasonably be expected to, breach or be inconsistent with this Agreement or delay, impede, appeal, or take any other negative action, directly or indirectly, or encourage any other entity to interfere with the acceptance or implementation of the Restructuring;

(iv)                              (A) file on the Petition Date such first day motions and pleadings that are reasonably acceptable, in form and substance, to the Requisite Creditors;

(B) (i) file the Plan, the Disclosure Statement (other than any exhibits attached thereto), and the Disclosure Statement Motion with the Bankruptcy Court within fourteen (14) calendar days of the Petition Date (the “Plan Filing Date”); (ii) obtain approval of the Disclosure Statement Motion within forty (40) calendar days of the Plan Filing Date, and (iii) obtain entry of the Confirmation Order within seventy-five (75) calendar days of the Plan Filing Date (such date that the Confirmation Order is entered, the “Confirmation Date”);

(C)            cause the Confirmation Order to become effective and enforceable immediately upon its entry and to have the period in which an appeal thereto must be filed commence immediately upon its entry;

(v)                                 obtain authority, pursuant to the Cash Collateral Orders, to pay all pre- and postpetition reasonable and documented fees and expenses of (A) the First Lien Agent and its advisors, including, without limitation, the fees and expenses of (1) Mayer Brown LLP, as counsel to the First Lien Agent, (2) local counsel to the First Lien Agent, and (3) FTI Consulting, Inc., as financial advisor to the First Lien Agent; (B) the Consenting Second Lien Ad Hoc Committee and its advisors, including, without limitation, the fees and expenses of (1) Davis Polk & Wardwell LLP, as counsel to the Consenting Second Lien Ad Hoc Committee, (2) local counsel to the Consenting Second Lien Ad Hoc Committee, and (3) Houlihan Lokey Capital, Inc., as financial advisor to the Consenting Second Lien Ad Hoc Committee; and (C) the Consenting Cross-Over Ad Hoc Committee, and their advisors, including, without limitation, the fees and expenses of (1) Milbank, Tweed, Hadley & McCloy LLP, as counsel to the Consenting Cross-Over Ad Hoc Committee, (2) local counsel to the Consenting Cross-Over Ad Hoc Committee, and (3) Centerview Partners LLC, as financial advisors to the Consenting Cross-Over Ad Hoc Committee; provided, however, that the Company shall not be responsible under this Agreement for any fees or expenses referenced in subclauses (B) or (C) hereof incurred after termination of this Agreement and that the Company shall not be responsible under this Agreement or the Cash Collateral Orders for any fees or expenses referenced in subclause (C) hereof incurred in connection with any litigation (or preparation thereof) against, or adverse to, the Company, the First Lien Agent, the holders of First Lien Claims, the Second Lien Notes Trustee and the holders of Second Lien Notes Claims;

(vi)                              provide draft copies of all “first day” motions or applications and other documents the Company intends to file with the Bankruptcy Court on the Petition Date to counsel to the First Lien Agent, counsel to the Consenting Second Lien Ad Hoc Committee and counsel to the Consenting Cross-Over Ad Hoc Committee at least three (3) calendar days prior to the date when the Company intends to file such documents and shall consult in good faith with such parties regarding the form and substance of any such proposed filing with the Bankruptcy Court. The Company will use good faith efforts to provide draft copies of all other material pleadings the Company intends to file with the Bankruptcy Court to counsel to each of the First Lien Agent, the Consenting Second Lien Ad Hoc Committee and the Consenting Cross-Over Ad Hoc Committee, within a reasonable time prior to filing, and in no event later than one (1) Business Day in advance of any filing thereof, such pleading to the extent reasonably practicable and shall consult in good faith with such counsel regarding the form and substance of any such proposed pleading;

(vii)                           maintain their good standing under the laws of the state in which they are incorporated or organized;

(viii)                        timely file with the Bankruptcy Court or any other applicable United States court a formal written objection to any motion filed with the Bankruptcy Court or any other United States court by any party seeking the entry of an order (A) directing the appointment of an examiner with expanded powers or a trustee in any of the Chapter 11 Cases, (B) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing any of the Chapter 11 Cases, (D) modifying or terminating the Company’s exclusive right to file and/or solicit acceptances of a plan of reorganization, or (E) granting any relief inconsistent with this Agreement and the Definitive Documents;

(ix)                              provide to the Consenting Parties and/or their respective professionals, upon reasonable advance notice to the Company, (A) reasonable access (without any material disruption to the conduct of the Company’s business) during normal business hours to the Company’s books, records, and facilities, (B) reasonable access to the respective management and advisors of the Company for the purposes of evaluating the Company’s finances and operations and participating in the planning process with respect to the Restructuring, (C) prompt access to any information provided to any existing or prospective financing sources (including lenders under any exit financing), and (D) timely and reasonable responses to all diligence requests;

(x)                                 use their commercially reasonable efforts to preserve intact in all material respects their current business organizations, keep available the services of their current officers and material employees (in each case, other than voluntary resignations, terminations for cause, or terminations consistent with applicable fiduciary duties) and preserve in all material respects their relationships with customers, sales representatives, suppliers, distributors, and others, in each case, having material business dealings with the Company (other than terminations for cause or consistent with applicable fiduciary duties);

(xi)                              provide prompt written notice to the Consenting Parties between the date hereof and the Effective Date of (A) the occurrence, or failure to occur, of any event of which the Company has actual knowledge which occurrence or failure would be likely to cause (1) any covenant of the Company contained in this Agreement not to be satisfied in any material respect or (2) any condition precedent contained in the Plan or this Agreement not to timely occur or become impossible to satisfy, (B) receipt of any notice from any third party alleging that the consent of such party is or may be required in connection with the transactions contemplated by the Restructuring, (C) receipt of any notice from any governmental unit with jurisdiction in connection with this Agreement or the transactions contemplated by the Restructuring, (D) receipt of any notice of any proceeding commenced, or, to the actual knowledge of the Company, threatened against the Company, relating to or involving or otherwise affecting in any material respect the transactions contemplated by the Restructuring, and (E) any failure of the Company to comply, in any material respect, with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

(xii)                           promptly notify the other Parties in writing following the receipt, in writing, of notice of any material governmental, regulatory or third party complaints, litigations, investigations, or hearings (or communications indicating that the same may be contemplated or threatened); and

(xiii)                        provide a copy of any written offer or proposal (and notice of any oral offer or proposal) for an Alternative Transaction received to the advisors to the First Lien Agent, the Consenting Second Lien Ad Hoc Committee, and the Consenting Cross-Over Ad Hoc Committee within one (1) business day of the Company’s or their advisors’ receipt of such offer or proposal.

(b)                                 Negative Covenants. The Company agrees that, for the duration of the Plan Support Period, the Company shall not take any action inconsistent with, or omit to take any action required by, this Agreement, the Plan, or any of the other Definitive Documents. The Company further agrees that prior to and during the Plan Support Period, the Company shall not: (i) take any action that impairs or removes any interest or right the Consenting Parties have in and to any collateral held or owned by the Company without the consent of the First Lien Lenders or bankruptcy court order authorizing such action; (ii) make any transfers from and after April 28, 2016 and through the Plan Support Period to or for the account of insiders or affiliates in respect of antecedent debt without a bankruptcy court order; and (iii) other than voluntary departure or termination for cause, change any of its management team without immediate replacement with another individual possessing at least equal oil and gas exploration and production experience.

(c)                                  Automatic Stay. The Company acknowledges and agrees and shall not dispute that after the commencement of the Chapter 11 Cases, the giving of notice of termination by any Party pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code (and the Company hereby waives, to the fullest extent permitted by law, the applicability of the automatic stay as it relates to any such notice being provided). Notwithstanding anything to the contrary herein, following the commencement of the Chapter 11 Cases and unless and until there is an unstayed order of the Bankruptcy Court providing that the giving of notice under and/or termination of this Agreement in accordance with its terms is not prohibited by the automatic stay imposed by section 362 of the Bankruptcy Code, the occurrence of any of the termination events in Section 6(b), 6(d), or 6(e) shall result in an automatic termination of this Agreement, to the extent any of the Terminating Consenting Parties would otherwise have the ability to terminate this Agreement in accordance with Section 6(b), 6(d), or 6(e), five (5) calendar days following such occurrence unless waived in writing by all of the Terminating Consenting Parties.

6.                                      Termination of Agreement.

(a)                                      Automatic Termination. This Agreement shall terminate automatically, without any further action required by any Party, upon the occurrence of any of the following events: (i) entry of an order denying confirmation of the Plan, (ii) the occurrence of the Effective Date, (iii) an order confirming the Plan is reversed or vacated, or (iv) any court of competent jurisdiction has entered a final, non-appealable judgment or order declaring this Agreement to be unenforceable.

(b)                                      Consenting Party Termination Events. This Agreement may be terminated by (i) the Requisite First Lien Lenders, (ii) the Requisite Second Lien Noteholders, or (iii) solely upon the occurrence of any of the events enumerated in Sections 6(b)(vii), (ix) and (xv) (in each case solely with respect to any issues directly impacting the 2nd/3rd Lien Plan Settlement) and 6(b)(x), (xiii) and (xiv), the Requisite Cross-Over Noteholders, in each case by the delivery to the Company, and counsel to the Consenting Parties, other than the Consenting Parties seeking to terminate this Agreement pursuant to this Section 6(b) (such Consenting Parties seeking to terminate, the “Terminating Consenting Parties”) of a written notice in accordance with Section 20 hereof, upon the occurrence of any of the following events:

(i)                                     as of 11:59 p.m. Eastern Time on the Outside Petition Date, as such date may be extended with the written consent of Requisite First Lien Lenders and Requisite Second Lien Noteholders, if the Chapter 11 Cases shall not have been filed by such time;

(ii)                                  the Company fails to file the Plan, the Disclosure Statement, and the Disclosure Statement Motion on or before the date that is fourteen (14) calendar days after the Petition Date, provided, however, that such date may be extended with the prior written consent of Requisite First Lien Lenders and Requisite Second Lien Noteholders;

(iii)                               the Bankruptcy Court fails to enter the Disclosure Statement Order within forty (40) calendar days after the Plan Filing Date, provided, however, that such date may be extended with the written consent of Requisite First Lien Lenders and Requisite Second Lien Noteholders;

(iv)                              the Bankruptcy Court fails to enter the Confirmation Order within seventy-five (75) calendar days after the Plan Filing Date, provided, however, that such date may be extended with the written consent of Requisite First Lien Lenders and Requisite Second Lien Noteholders, and provided, further, in the event such date is so extended beyond the ninetieth (90) calendar day after the Plan Filing Date, the Requisite Second Lien Noteholders shall have the right to terminate the 2nd/3rd Lien Plan Settlement (as defined in the Term Sheet), and in the event such right to terminate is exercised, the Plan (pursuant to its terms) will be automatically deemed modified to exclude (A) the 2nd/3rd Lien Plan Settlement, (B) the waiver of (1) the Diminution in Value Claim (as defined in the Term Sheet) and (2) the Noteholder Deficiency Claims (as defined in the Term Sheet) by the First Lien Lenders and the Second Lien Noteholders (as applicable) and (C) the Waivers (as defined in the Term Sheet), and in such event, (I) the Consenting Cross-Over Noteholders shall be relieved of all obligations under this Agreement and any releases or waivers granted as between the Consenting Second Lien Noteholders and Consenting Cross-Over Noteholders herein or in the Term Sheet shall be null and void, (II) the Consenting Cross-Over Noteholders shall have the right at any time following the exercise of the foregoing termination right, upon written notice to the Company, to revoke and change their votes in respect of the Plan, and (III) notwithstanding any otherwise applicable objection deadline, none of the Company, the Consenting First Lien Lenders, or the Consenting Second Lien Noteholders shall object, contest, or oppose a request by the Consenting Cross-Over Noteholders to adjourn the confirmation hearing by fourteen (14) days, and nothing herein shall prevent the Consenting Cross-Over Noteholders from requesting an adjournment of the confirmation hearing beyond fourteen (14) days or objecting to the Plan (in all cases subject to the Intercreditor Agreement);

(v)                                 the breach by any Party other than the Terminating Consenting Parties, of (A) any affirmative or negative covenant contained in this Agreement or (B) any other obligations of such breaching Party set forth in this Agreement, in each case, in any material respect (without giving effect to any “materiality” qualifiers set forth therein), and, in either respect, to the extent such breach would have a material adverse effect on the consummation of the Restructuring in accordance with the Term Sheet or the RBL Term Sheet and which breach remains uncured for a period of five (5) calendar days following such breaching Party’s receipt of notice pursuant to Section 20 hereof (as applicable);

(vi)                              any representation or warranty in this Agreement made by the Company shall have been untrue in any material respect when made or shall have become untrue in any material respect, or the Company violates any of the covenants herein, and such breach remains uncured for a period of ten (10) calendar days following the Company’s receipt of notice pursuant to Section 20 hereof (as applicable);

(vii)                           the Company files any motion, pleading, or related document with the Bankruptcy Court in a manner that is materially inconsistent with this Agreement, the Term Sheet, or the Plan, and such motion, pleading, or related document has not been withdrawn after three (3) business days of the Company receiving written notice in accordance with Section 20 that such motion, pleading, or related document is materially inconsistent with this Agreement or, the Term Sheet, the RBL Term Sheet or the Plan;

(viii)                        the Bankruptcy Court (A) does not enter the Interim Cash Collateral Order on or before the date that is five (5) calendar days after the Petition Date, or (B) does not enter the Final Cash Collateral Order on or before the date that is forty (40) calendar days after the Petition Date, provided, however, that such dates may be extended with the written consent of Requisite First Lien Lenders and Requisite Second Lien Noteholders;

(ix)                              the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment, or order enjoining the consummation of or rendering illegal the Plan or the Restructuring or any material portion thereof, and either (A) such ruling, judgment, or order has been issued at the request of or with the acquiescence of the Company, or (B) in all other circumstances, such ruling, judgment, or order has not been reversed or vacated within thirty (30) calendar days after such issuance;

(x)                                 the Bankruptcy Court (or other court of competent jurisdiction) enters an order (A) directing the appointment of an examiner with expanded powers or a trustee in any of the Chapter 11 Cases, (B) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing any of the Chapter 11 Cases, or (D) the effect of which would render the Plan incapable of consummation on the terms set forth in this Agreement or the Term Sheet;

(xi)                              the Company’s consensual use of cash collateral has been terminated in accordance with the terms of the Cash Collateral Orders;

(xii)                           other than pursuant to any relief sought by the Company that is not materially inconsistent with its obligations under this Agreement or the Plan, the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with respect to any assets of the Company having an aggregate fair market value in excess of $1 million without the prior written consent of the Requisite Creditors;

(xiii)                        the Company files or supports (or fails to timely object to) another party in filing (A) a motion or pleading challenging the amount, validity, or priority of any First Lien Claims, Second Lien Notes Claims, or Third Lien Notes Claims or (B) any plan of reorganization, liquidation, or sale of all or substantially all of the Company’s assets, other than the Restructuring set forth herein;

(xiv)                       the Company (A) withdraws the Plan, (B) publicly announces or otherwise informs any of the Consenting Parties of its intention not to support the Plan or the Restructuring, (C) files a motion with the Bankruptcy Court seeking the approval of an Alternative Transaction, or (D) agrees to pursue (including, for the avoidance of doubt, as may be evidenced by a term sheet, letter of intent, or similar document) or publicly announces its intent to pursue an Alternative Transaction;

(xv)                          if the Definitive Documents and any amendments, modifications, or supplements thereto do not comply with Section 2 or Section 10 of this Agreement, as applicable; provided that such Definitive Documents or amendments, modifications, or supplements thereto were not modified to be consistent with Section 2 or Section 10, as applicable, or withdrawn within five (5) business days following such breaching Party’s receipt of notice pursuant to Section 20 hereof;

(xvi)                       the Bankruptcy Court enters an order modifying or terminating the Company’s exclusive right to file and/or solicit acceptances of a plan of reorganization (including the Plan); or

(xvii) the Effective Date shall not have occurred on or before the date that is ninety (90) calendar days after the Plan Filing Date, provided, however, that such deadline may be extended with the written consent of Requisite First Lien Lenders and Requisite Second Lien Noteholders.

(c)                                  This Agreement may be terminated by the Company pursuant to this Section 6(c) by the delivery to counsel to the Consenting Parties of a written notice in accordance with Section 20 hereof, upon the occurrence of any of the following events (each, a “Company Termination Event”):

(i)                                     the breach by one or more of the (A) Consenting Second Lien Noteholders representing in excess of 50.01% of the aggregate principal amount of the Second Lien Notes Claims held by the Consenting Second Lien Noteholders, or (B) Consenting Cross-Over Noteholders representing in excess of 50.01% of the aggregate principal amount of the Third Lien Notes Claims held by the Consenting Cross-Over Noteholders, in each case with respect to any of the representations, warranties, or covenants of such Consenting Parties, as set forth in this Agreement, to the extent such breach would have a material adverse effect on the consummation of the Restructuring, and which breach remains uncured for a period of five (5) calendar days after the receipt by the applicable Consenting Party from the Company of written notice of such breach;

(ii)                                  the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment, or order enjoining the consummation of or rendering illegal the Plan or the Restructuring or any material portion thereof, and either (A) such ruling, judgment, or order has been issued at the request of or with the acquiescence of the Company, or (B) in all other circumstances, such ruling, judgment, or order has not been reversed or vacated within thirty (30) calendar days after such issuance; or

(iii)                               the board of directors, managers, or similar governing body, as applicable, of any Company entity determines that continued performance under this Agreement (including taking any action or refraining from taking any action) would be inconsistent with the exercise of its fiduciary duties under applicable law (as reasonably determined by the Company in good faith after consultation with legal counsel).

(d)                                 Mutual Termination. This Agreement may be terminated by mutual agreement of the Company and the Requisite Creditors upon the receipt of written notice delivered in accordance with Section 20 hereof.

(e)                                  Outside Date. Any individual Consenting Party shall have the right to terminate this Agreement, as to itself only, if the effective date of the Plan shall not have occurred by the date that is two hundred seventy (270) calendar days after the Petition Date. In the event a Consenting Party terminates pursuant to this Section 6(e), such termination shall be effective as to such Consenting Party only and shall not affect any of the rights or obligations of any other party to this Agreement.

(f)                                   Effect of Termination. Upon the termination of this Agreement in accordance with this Section 6, and except as provided in Section 14 hereof, this Agreement shall forthwith become null and void and of no further force or effect as to all Parties and each Party shall, except as provided otherwise in this Agreement, be immediately released from its liabilities, obligations, commitments, undertakings, and agreements under or related to this Agreement and shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had (notwithstanding the passage of any applicable deadlines) it not entered into this Agreement; provided, however, that in no event shall any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination. Upon any such termination of this Agreement, each Consenting Party may, upon written notice to the Company and the other Parties, revoke its vote or any consents given by such Consenting Party prior to such termination, whereupon any such vote or consent shall automatically be deemed, for all purposes, to be null and void ab initio and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring and this Agreement and such consents or ballots may be changed or resubmitted regardless of whether the applicable voting deadline has passed (without the need to seek a court order or consent from the Company allowing such change or resubmission).

7.                                      Definitive Documents; Good Faith Cooperation; Further Assurances.

Subject to the terms and conditions described herein, during the Plan Support Period, each Party, severally and not jointly, hereby covenants and agrees to reasonably cooperate with each other in good faith in connection with the negotiation, drafting, execution, and delivery of the Definitive Documents. Furthermore, subject to the terms and conditions hereof, each of the Parties shall take such action as may be reasonably necessary or reasonably requested by the other Parties to carry out the purposes and intent of this Agreement, including making and filing any required regulatory filings (provided, however, that no Consenting Party shall be required to incur any out of pocket cost or expense, or any liability in connection therewith).

8.                                      Representations and Warranties.

(a)                                 Each Party, severally and not jointly, represents and warrants to the other Parties that the following statements are true, correct, and complete as of the date hereof (or as of the date a Consenting Party becomes a party hereto):

(i)                                     such Party is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate, partnership, limited liability company, or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder; and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership, or other similar action on its part;

(ii)                                  the execution, delivery, and performance by such Party of this Agreement does not and will not (A) violate any provision of law, rule, or regulation applicable to it, its charter, or its bylaws (or other similar governing documents), or (B) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party (except to the extent such conduct is consented to by the counterparty thereto or the Requisite Creditors relevant thereto);

(iii)                          the execution, delivery, and performance by such Party of this Agreement does not and will not require any registration or filing with, consent or approval of, or notice to, or other action, with or by, any federal, state, or governmental authority or regulatory body, except such filings as may be necessary and/or required by the SEC; and

(iv)                         this Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of the Bankruptcy Court.

(b)                                 Each Consenting Party severally (and not jointly) represents and warrants to the Company that, as of the date hereof (or as of the date such Consenting Party becomes a party hereto), such Consenting Party (i) is the beneficial owner of the aggregate principal amount of First Lien Claims, Second Lien Notes Claims, Third Lien Notes Claims, and/or GUC Claims (as applicable) set forth below its name on the signature page hereof (or below its name on the signature page of a Transfer Agreement for any Consenting Party that becomes a party hereto after the date hereof), and/or (ii) has, with respect to the beneficial owners of such First Lien Claims, Second Lien Notes, Third Lien Notes, and/or GUC Claims (as applicable), (A) sole investment or voting discretion with respect to such First Lien Claims, Second Lien Notes, Third Lien Notes, and/or GUC Claims (as applicable), (B) full power and authority to vote on and consent to matters concerning such First Lien Claims, Second Lien Notes, Third Lien Notes, and/or GUC Claims (as applicable), or to exchange, assign, and transfer such First Lien Claims, Second Lien Notes, Third Lien Notes, and/or GUC Claims (as applicable), and (C) full power and authority to bind or act on the behalf of, such beneficial owners.

9.                                      Disclosure; Publicity.

(a)                            On or before the Petition Date, the Company shall disseminate a press release disclosing the existence of this Agreement and the terms hereof and of the Plan (including any schedules and exhibits thereto that are filed with the Bankruptcy Court on the Petition Date) with such redactions as may be reasonably requested by counsel to any Consenting Party to maintain the confidentiality of the items provided below in Section 9(b), except as otherwise required by law.

(b)                            The Company shall make commercially reasonably efforts to submit drafts to counsel to the Consenting Parties of any press releases, public documents, and any and all filings with the SEC that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least one (1) business day prior to making any such disclosure, and shall afford them a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall consider any such comments in good faith. Except as required by law or otherwise permitted under the terms of any other agreement between the Company on the one hand, and any Consenting Party, on the other hand, no Party or its advisors (including counsel to any Party) shall disclose to any person or entity (including, for the avoidance of doubt, any other Consenting Party), other than advisors to the Company, the principal amount or percentage of any First Lien Claims, Second Lien Notes Claims, Third Lien Notes Claims, GUC Claims, or any other securities of the Company held by any Party, in each case, without such Party’s prior written consent; provided, however, that (i) if such disclosure is required by law, subpoena, or other legal process or regulation, the disclosing Party shall afford the relevant Party a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure (the expense of which, if any, shall be borne by the relevant disclosing Party) and (ii) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of First Lien Claims, Second Lien Notes Claims, Third Lien Notes Claims, or GUC Claims held by all Consenting Parties. Notwithstanding the provisions in this Section 9, any Party may disclose, to the extent consented to in writing by a duly authorized officer or representative of the affected Consenting Party (including Section 11 hereof), such Consenting Party’s individual holdings.

10.                               Amendments and Waivers.

During the Plan Support Period, this Agreement, including any exhibits or schedules hereto, may not be waived, modified, amended, or supplemented except in a writing signed by the Company and the Requisite First Lien Lenders and Requisite Second Lien Noteholders; provided, however, that (i) any modification, amendment, or change to the definition of Requisite First Lien Lenders shall require the prior written consent of each Consenting First Lien Lender, (ii) any modification, amendment, or change to the definition of Requisite Second Lien Noteholders shall require the prior written consent of each Consenting Second Lien Noteholder that is a member of the Consenting Second Lien Ad Hoc Committee, (iii) any modification, amendment, or change to the definition of the Requisite Cross-Over Noteholders shall require the prior written consent of each Consenting Cross-Over Noteholder that is a member of the Consenting Cross-Over Ad Hoc Committee, (iv) any modification, amendment or change solely with respect to any provision directly and negatively impacting the Consenting Cross-Over Noteholders shall require the prior written consent of the Requisite Cross-Over Noteholders, and (v) any modification, amendment, or change to this Section 10 or the definition of Requisite Creditors shall require the prior written consent of each Requisite Creditor; provided further, however, that any waiver, modification, amendment or supplement that disproportionately and adversely affects the economic recoveries or treatment of any Consenting Party under the Plan may not be made without the prior written consent of each such adversely affected Consenting Party.

11.                               Effectiveness.

This Agreement shall become effective and binding on the Parties on the Plan Support Effective Date, and not before such date; provided, however, that signature pages executed by Consenting Parties shall be delivered to (a) counsel to the First Lien Agent, in redacted form, (b) counsel to the Consenting Second Lien Ad Hoc Committee, as applicable, in redacted form, (c) counsel to the Consenting Cross-Over Ad Hoc Committee, as applicable, in redacted form, and (d) the Company and its counsel in an unredacted form (to be held on a confidential basis by such counsel in accordance with Section 9 hereof).

Notwithstanding any language herein to the contrary, any Consenting First Lien Lender shall have executed solely in such capacity as a First Lien Lender and shall be committing solely with respect to the First Lien Claims held by such Lender, without regard to whether that institution, entity or any affiliate thereof may acquire or hold Second Lien Note Claims or Third Lien Note Claims.

12.         GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.

(a)         This Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the law of the State of New York, without giving effect to the conflicts of law principles thereof.

(b)         Each of the Parties irrevocably agrees that any legal action, suit, or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns shall be brought and determined in any federal or state court in the Borough of Manhattan, the City of New York, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such proceeding arising out of or relating to this Agreement or the Restructuring Transactions. Each of the Parties agrees not to commence any proceeding relating hereto or thereto except in the courts described above in New York or in the Bankruptcy Court, other than proceedings in any court of competent jurisdiction to enforce any judgment, decree, or award rendered by any such court in New York as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Subject to the foregoing, each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim, or otherwise, in any proceeding arising out of or relating to this Agreement or the Restructuring Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment, or otherwise) and (iii) that (A) the proceeding in any such court is brought in an inconvenient forum, (B) the venue of such proceeding is improper, or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding the foregoing, during the pendency of the Chapter 11 Cases, all proceedings contemplated by this Section 12(b) shall be brought in the Bankruptcy Court.

(c)          EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY,

AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

13.         Specific Performance/Remedies.

It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (including attorneys’ fees and costs) as a remedy of any such breach, without the necessity of proving the inadequacy of money damages as a remedy, including an order of the Bankruptcy Court requiring any Party to comply promptly with any of its obligations hereunder.

14.         Survival.

Notwithstanding the termination of this Agreement pursuant to Section 6 hereof, (a) the Company’s obligations in Section 24 of this Agreement accrued up to and including termination of this Agreement, and (b) the agreements and obligations of the Parties set forth in the following Sections: 4, 6(b)(iv), 6(f), 9, 11, 12, 13, 15, 16, 17, 18, 19, 20, 21, 22, and 23 hereof (and any defined terms used in any such Sections) shall survive such termination and shall continue in full force and effect for the benefit of the Consenting Parties in accordance with the terms hereof; provided, however, that any liability of a Party for failure to comply with the terms of this Agreement shall survive such termination.

15.         Headings.

The headings of the sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

16.         Successors and Assigns; Severability; Several Obligations.

This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators, and representatives; provided, however, that nothing contained in this Section 16 shall be deemed to permit Transfers of interests in the First Lien Claims, Second Lien Notes Claims, Third Lien Notes Claims, and/or GUC Claims other than in accordance with the express terms of this Agreement. If any provision of this Agreement, or the application of any such provision to any person or entity or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. The agreements, representations, and obligations of the Parties are, in all respects, several and neither joint nor joint and several.

17.          No Third-Party Beneficiaries.

Unless expressly stated otherwise herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary hereof.

18.          Prior Negotiations; Entire Agreement.

This Agreement, including the exhibits and schedules hereto, constitutes the entire agreement of the Parties, and supersedes all other prior negotiations (whether written, verbal or otherwise), with respect to the subject matter hereof and thereof, except that the Parties acknowledge that any confidentiality agreement and/or non-disclosure agreement (if any) heretofore executed between the Company and any Consenting Party shall continue in full force and effect in accordance with its terms.

19.          Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement may be delivered by facsimile, electronic mail, or otherwise, which shall be deemed to be an original for the purposes of this paragraph.

20.          Notices.

All notices hereunder shall be deemed given if in writing and delivered, if contemporaneously sent by electronic mail, facsimile, courier, or by registered or certified mail (return receipt requested) to the following addresses and facsimile numbers:

(1)           If to the Company, to:

Midstates Petroleum Company

321 South Boston Avenue, Suite 1000

Tulsa, Oklahoma 74103

Attention: Scott C. Weatherholt

(scoff.weatherholt@midstatespetroleum.com)

Nelson M. Haight

(nelson.haight@midstatespetroleum.com)

With a copy to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Edward O. Sassower, P.C.

(esassower@kirkland.com)

Joshua A. Sussberg, P.C.

(joshua.sussberg@kirkland.com)

- and -

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attention: William A. Guerrieri

(will.guerrieri@kirkland.com)

Jason B. Gott

(jason.gott@kirkland.com)

(2)           If to the First Lien Agent, to:

Sun Trust Bank, N.A.

401 Commerce Street, Suite 2100

Nashville, Tennessee 37219

Attention: Jan Naifeh

(jan.naifeh@suntrust.com)

T. Michael Logan

(mike. logan@suntrust.com)

With a copy to:

Mayer Brown LLP

700 Louisiana Street, #3400

Houston, Texas 77002

Attention: Charles S. Kelley

ckelley@mayerbrown.com

Rick Hyman

fhyman@mayerbrown.com

(3)           If to a Consenting Noteholder that is a member of the Consenting Second Lien Ad Hoc Committee, to the addresses or facsimile numbers set forth below following such Consenting Noteholder’s signature, as the case may be, with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Brian Resnick

(brian.resnick@davispolk.com)

Natasha Tsiouris

(natasha.tsiouris@davispolk.com)

(4)           If to a Consenting Noteholder that is a member of the Consenting Cross-Over Ad Hoc Committee, to the addresses or facsimile numbers set forth below following such Consenting Noteholder’s signature, as the case may be, with a copy to:

Milbank, Tweed, Hadley & McCloy LLP

28 Liberty Street

New York, New York 10005

Attention:            Dennis Dunne

(ddunne@milbank.com)
Tyson Lomazow

(tlomazow@milbank.com)

(5)           If to a Consenting Noteholder that is not a member of the Consenting Second Lien Ad Hoc Committee or of the Consenting Cross-Over Ad Hoc Committee, to the addresses or facsimile numbers set forth below or on a Transfer Agreement following such Consenting Noteholder’s signature, as the case may be.

Any notice given by electronic mail, facsimile, delivery, mail, or courier shall be effective when received.

21.          Reservation of Rights; No Admission.

(a)           Nothing contained herein shall (i) limit (A) the ability of any Party to consult with other parties or entities, or (B) the rights of any Party under any applicable bankruptcy, insolvency, foreclosure, or similar proceeding, including, without limitation, the right to appear as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Cases, in each case, so long as such consultation or appearance is consistent with such Party’s obligations hereunder, or under the terms of the Plan; (ii) limit the ability of any Consenting Party to sell or enter into any transactions in connection with the First Lien Claims, Second Lien Notes Claims, Third Lien Notes Claims, GUC Claims, or any other interests in the Company, subject to the terms of Section 3(b) hereof; (iii) limit the rights of any Consenting Party under the First Lien Credit Agreement, the Second Lien Indenture, the Third Lien Indenture, the Unsecured Notes Indentures, or any agreements executed in connection with the foregoing; or (iv) constitute a waiver or amendment of any provision of the First Lien Credit Agreement, the Second Lien Indenture, the Third Lien Indenture, the Unsecured Notes Indentures, or any agreements executed in connection with the foregoing.

(b)           Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of each of the Parties to protect and preserve its rights, remedies, and interests, including, without limitation, its claims against any of the other Parties (or their respective affiliates or subsidiaries) or its full participation in the Chapter 11 Cases. This Agreement and the Plan are part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. Pursuant to Rule 408 of the Federal Rule of Evidence, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms. This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

(c)           Notwithstanding anything herein to the contrary, nothing in this Agreement and neither a vote to accept the Plan by any Consenting Party nor the acceptance of the Plan by any Consenting Party shall (a) be construed to prohibit any Consenting Party from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or the Definitive Documents, or exercising rights or remedies specifically reserved herein, or (b) impair or waive the rights of any Consenting Party to assert or raise any objection permitted under this Agreement in connection with any hearing on confirmation of the Plan or in the Bankruptcy Court.

22.          Relationship Among Consenting Parties.

(a)           It is understood and agreed that no Consenting Party has any duty of trust or confidence in any kind or form with any other Consenting Party, and, except as expressly provided in this Agreement, there are no commitments among or between them. In this regard, it is understood and agreed that any Consenting Party may trade in the First Lien Claims, Second Lien Notes Claims, Third Lien Notes Claims, and/or GUC Claims, or other equity securities of the Company without the consent of the Company or any other Consenting Party, subject to applicable securities laws, the terms of this Agreement, and any confidentiality agreement and/or non-disclosure agreement entered into with the Company; provided, however, that no Consenting Party shall have any responsibility for any such trading to any other person or entity by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among or between the Consenting Parties shall in any way affect or negate this understanding and agreement.

23.          No Solicitation; Representation by Counsel; Adequate Information.

(a)           This Agreement is not and shall not be deemed to be a solicitation for votes in favor of the Plan in the Chapter 11 Cases. The acceptances of the Consenting Parties with respect to the Plan will not be solicited until such Consenting Party has received the Disclosure Statement and related ballots and solicitation materials, each as approved by the Bankruptcy Court.

(b)           Each Party acknowledges that it has had an opportunity to receive information from the Company and that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

(c)           Although none of the Parties intends that this Agreement should constitute, and they each believe it does not constitute, a solicitation or acceptance of a chapter 11 plan of reorganization or an offering of securities, each Consenting Party acknowledges, agrees, and represents to the other Parties that it (i) is an “accredited investor” as such term is defined in Rule 501(a) of the Securities Act of 1933 (the “Securities Act”), (ii) understands that any securities to be acquired by it pursuant to the Restructuring Transactions have not been registered under the Securities Act and that such securities are, to the extent not acquired pursuant to section 1145 of the Bankruptcy Code, being offered and sold pursuant to an exemption from registration contained in the Securities Act, based in part upon such Consenting Party’s representations contained in this Agreement, and cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available, and (iii) has such knowledge and experience in financial and business matters that such Consenting Party is capable of evaluating the merits and risks of the securities to be acquired by it pursuant to the Restructuring Transactions and understands and is able to bear any economic risks with such investment.

24.          Fees and Expenses

(a)           Subject to Section 14 of this Agreement, during the Plan Support Period, the Company shall pay all pre- and postpetition reasonable and documented fees and expenses of (A) the First Lien Agent and its advisors, including, without limitation, the fees and expenses of (1) Mayer Brown LLP, as counsel to the First Lien Agent, (2) local counsel to the First Lien Agent, and (3) FTI Consulting, Inc., as financial advisor to the First Lien Agent; (B) the Consenting Second Lien Ad Hoc Committee and its advisors, including, without limitation, the fees and expenses of (1) Davis Polk & Wardwell LLP, as counsel to the Consenting Second Lien Ad Hoc Committee, (2) local counsel to the Consenting Second Lien Ad Hoc Committee, and (3) Houlihan Lokey Capital, Inc., as financial advisor to the Consenting Second Lien Ad Hoc Committee; and (C) the Consenting Cross-Over Ad Hoc Committee, and their advisors, including, without limitation, the fees and expenses of (1) Milbank, Tweed, Hadley & McCloy LLP, as counsel to the Consenting Cross-Over Ad Hoc Committee, (2) local counsel to the Consenting Cross-Over Ad Hoc Committee, and (3) Centerview Partners LLC, as financial advisors to the Consenting Cross-Over Ad Hoc Committee; provided, however, that the Company shall not be responsible for any fees or expenses referenced in subclause (C) hereof incurred in connection with any litigation (or preparation thereof) against, or adverse to, the Company, the First Lien Agent, the holders of First Lien Claims, the Second Lien Notes Trustee and the holders of Second Lien Notes Claims.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

Company Signature Page to the Plan Support Agreement

MIDSTATES PETROLEUM COMPANY, INC.
MIDSTATES PETROLEUM COMPANY LLC

By:	/s/ Nelson M. Haight
Name: Nelson M. Haight
Title: Executive Vice President & Chief Financial Officer

[Signature Page to Plan Support Agreement]

[Creditor Signature Pages Redacted]

EXHIBIT A

Term Sheet

MIDSTATES PETROLEUM COMPANY, INC.

RESTRUCTURING TERM SHEET

This non-binding indicative term sheet (the “Restructuring Term Sheet”) sets forth the principal terms of a financial restructuring (the “Restructuring”) of the existing debt and other obligations of the Company (as defined herein). The Restructuring will be consummated through cases under chapter 11 (the “Chapter 11 Case(s)”) of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”), in accordance with the terms of a plan support agreement (the “PSA”) to be executed by the Company, the Administrative Agent, the 2012 Credit Facility Lenders, the members of the Second Lien Group and the members of the Cross-Over Group (each as defined below, and together, the “Parties”).

THIS RESTRUCTURING TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN, IT BEING UNDERSTOOD THAT SUCH A SOLICITATION, IF ANY, ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY AND/OR OTHER APPLICABLE LAWS.

THE TRANSACTIONS DESCRIBED HEREIN WILL BE SUBJECT TO THE NEGOTIATION AND COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH AGREED DEFINITIVE DOCUMENTS.

The Parties

Company

Midstates Petroleum Company, Inc. and Midstates Petroleum Company LLC shall be collectively referred to as “Midstates” or, the “Company,” and, as reorganized pursuant to the Restructuring, “Reorganized Midstates.”

2012 Credit Facility Lenders

The lenders (collectively, the “2012 Credit Facility Lenders”) under that certain Second Amended and Restated Credit Agreement, dated as of June 8, 2012, by and among Midstates Petroleum Company, Inc., as Parent, Midstates Petroleum Company LLC, as borrower, the banks and other financial institutions named therein as lenders, SunTrust Bank, N.A. as administrative agent, swing line lender, issuing lender, and lender (the “Administrative Agent”), and the other mandated lead arranger, bookrunner parties, syndication agent, and co-documentation agents thereto, by which the lenders made available to Midstates a reserve based senior secured revolving credit facility (as amended, restated, modified or supplemented from time to time prior to the date hereof, the “2012 Credit Facility”). As of the date hereof, approximately $249.2 million of the principal amount remains outstanding under the 2012 Credit Facility, plus accrued and unpaid interest and outstanding letters of credit in the approximate amount of $2.8 million.

Second Lien Noteholders

The holders (collectively, the “Second Lien Noteholders”) of the 10.0% Second Lien Senior Secured Notes Due 2020 issued pursuant to that certain Indenture dated as of May 21, 2015, among Midstates Petroleum Company, Inc. and Midstates Petroleum Company LLC, as issuers, and Wilmington Trust, N.A. (in such capacity, the “Second Lien Trustee”), as Trustee and Collateral Agent (as may be amended and restated from time to time, the “Second Lien Notes”). As of the date hereof, approximately $625.0 million of the principal amount remains outstanding under the Second Lien Notes, plus accrued and unpaid interest.

Third Lien Noteholders

The holders (collectively, the “Third Lien Noteholders”) of the 12.0% Third Lien Senior Secured Notes Due 2020 issued pursuant to that certain Indenture dated as of May 21, 2015, among Midstates Petroleum Company, Inc. and Midstates Petroleum Company LLC, as issuers, and Wilmington Trust, N.A. (in such capacity, the “Third Lien Trustee”), as Trustee and Collateral Agent (as may be amended and restated from time to time, the “Third Lien Notes”). As of the date hereof, approximately $529.7 million of the principal amount remains outstanding under the Third Lien Notes, plus accrued and unpaid interest.

10.75% Unsecured Noteholders

The holders (collectively, the “10.75% Unsecured Noteholders”) of the 10.75% Senior Notes Due 2020 issued pursuant to that certain Indenture dated as of October 1, 2012, among Midstates Petroleum Company, Inc. and Midstates Petroleum Company LLC, as issuers, and Wells Fargo Bank , N.A., as Trustee (as may be amended and restated from time to time, the “10.75% Unsecured Notes”). As of the date hereof, approximately $293.6 million of the principal amount remains outstanding under the 10.75% Unsecured Notes, plus accrued and unpaid interest.

9.25% Unsecured Noteholders

The holders (collectively, the “9.25% Unsecured Noteholders,” and together with the 10.75% Unsecured Noteholders, the “Unsecured Noteholders”) of the 9.25% Senior Notes Due 2021 issued pursuant to that certain Indenture dated as of May 31, 2013, among Midstates Petroleum Company, Inc. and Midstates Petroleum Company LLC, as issuers, and Wells Fargo Bank, N.A., as Trustee (as may be amended and restated from time to time, the “9.25% Unsecured Notes,” and together with the 10.75% Unsecured Notes, the “Unsecured Notes”). As of the date hereof, approximately $347.7 million of the principal amount remains outstanding under the 9.25% Unsecured Notes, plus accrued and unpaid interest.

Lien Trade Creditors

The holders (collectively, the “Lien Trade Creditors”) of claims against the Company arising from the provision to the Company of goods or services, which claims may be secured by valid and enforceable liens or security interests, whether pursuant to an agreement with the

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Company or applicable law (the “Lien Trade Claims”).

General Unsecured Claims

The holders (collectively, the “General Unsecured Creditors”), other than the Unsecured Noteholders, of unsecured claims against the Company, including, without limitation, claims arising from the rejection of any executory contract or unexpired lease in connection with the Chapter 11 Cases.

Ad Hoc Noteholder Groups	The ad hoc group of Second Lien Noteholders (the “Second Lien Group”) and the ad hoc group of certain holders of both Second Lien Notes and Third Lien Notes (the “Cross-Over Group”).

The Settlement

Intercreditor Settlement

In accordance with and subject to the terms and conditions of the PSA, the PSA and the chapter 11 plan described herein (the “Plan”) shall be proposed and supported by the Company in its Chapter 11 Cases and shall incorporate and implement the terms of the intercreditor settlement (the “Settlement”) among the Company, the Administrative Agent, the 2012 Credit Facility Lenders, the members of the Second Lien Group, and the members of the Cross-Over Group as described below:

•                  agreement among the Parties on a valuation allocation with respect to the Company’s assets that are encumbered by valid, perfected and enforceable liens (the “Prepetition Collateral”) and any of the Company’s assets that are unencumbered as of the Petition Date (as defined below) (the “Unencumbered Assets”), such that the New Midstates Equity (as defined below) will be allocated ninety-eight and eight-tenths percent (98.8%) on account of Prepetition Collateral and one and two-tenths percent (1.2%) on account of Unencumbered Assets, which valuation allocation reflects the Debtors good faith determination of their encumbered and unencumbered assets as of the Petition Date; provided that the Administrative Agent, on behalf of the 2012 Credit Facility Lenders, and the Second Lien Trustee, on behalf of the Second Lien Noteholders, shall be granted a provisional claim and lien on the Unencumbered Assets as part of their respective adequate protection packages under the cash collateral order to be entered by the Court at the outset of the Chapter 11 Cases, which adequate protection claim and lien shall be waived only if the Settlement is consummated.

•                  agreement by the Administrative Agent, the 2012 Credit Facility Lenders, the Second Lien Trustee and the Second Lien Lenders to waive any adequate protection claim, under section 507(b) of the Bankruptcy Code or otherwise, as it relates to any

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diminution in value with respect to the Prepetition Collateral, solely to the extent that such adequate protection claim would otherwise be satisfied through a claim against and lien on the Unencumbered Assets (the “Diminution in Value Claim”); provided, however, that in the event of any challenge to the Settlement and/or the Plan by the statutory committee of unsecured creditors appointed in the Company’s Chapter 11 Cases (the “Committee”), any Unsecured Noteholder or any General Unsecured Creditor (and together with the Committee and the Unsecured Noteholders, the “General Unsecured Parties”), the Diminution in Value Claim will not be waived, the contingent adequate protection claim and lien will attach to the Unencumbered Assets, and will include, without limitation, all estate fees and costs associated with any General Unsecured Party’s challenge to the Settlement or the Plan (i.e., a dollar-for-dollar reduction will occur in the value of the recovery for the General Unsecured Creditors and the Unsecured Noteholders for the fees and costs incurred or reimbursed by the Debtors’ estates in connection with defending or prosecuting any such challenge);

•                  agreement by the Second Lien Noteholders and the Third Lien Noteholders to waive any deficiency claims otherwise assertable as General Unsecured Claims (the “Noteholder Deficiency Claims”) or giving rise to the right to share pro rata in any distribution available to holders of General Unsecured Claims, including the Noteholders; provided, however, that in the event of any challenge to the Settlement and/or the Plan by any General Unsecured Party, the Noteholder Deficiency Claims shall share pro rata in any recovery available to the class of General Unsecured Creditors;

•                  agreement by: (i) the Third Lien Noteholders to waive any and all objections or challenges to, or arguments opposing confirmation of, the Plan, and any and all claims, causes of action or other challenges against the Second Lien Noteholders and the Second Lien Trustee (the “Second Lien Secured Parties”) regardless of whether the Settlement is approved by the Bankruptcy Court but only to the extent the PSA remains in full force and effect, in full and final resolution of all disputes and claims between the Second Lien Secured Parties and the Third Lien Noteholders and the Third Lien Trustee (the “Third Lien Secured Parties”), including, without limitation, valuation issues and any rights of the Third Lien Noteholders as General Unsecured Creditors (the “Third Lien Waiver”), (ii) the Second Lien Noteholders to waive any and all objections or challenges to, or arguments opposing confirmation of, the Plan, and any and all claims, causes of action or other challenges against the Third Lien Secured Parties regardless of whether the Settlement is approved by the Bankruptcy Court but only to the

4

extent the PSA remains in full force and effect, in full and final resolution of all disputes and claims between the Second Lien Secured Parties and the Third Lien Secured Parties, including, without limitation, valuation issues and any rights of the Second Lien Noteholders as General Unsecured Creditors (the “Second Lien Waiver” and, together with the Third Lien Waiver, the “Waivers”), and (iii) the Second Lien Noteholders that the Third Lien Noteholders shall receive through the Plan their pro rata share of two and one-half percent (2.5%) of the equity interests in Reorganized Midstates (the “New Midstates Equity”) and 3.5-year, out of the money, standard warrants for fifteen percent (15%) of the New Midstates Equity struck at a strike price of $600 million (the “Third Lien Intercreditor Settlement” and, together with the Waivers, the “2nd/3rd Lien Plan Settlement”), provided that the PSA remains in full force and effect. The Waivers are granted by the Second Lien Noteholders and the Third Lien Noteholders in consideration of the Second Lien Noteholders and Third Lien Noteholders’ willingness to enter into the Third Lien Intercreditor Settlement.

The Debtors shall use their commercially reasonable efforts to obtain language in the order approving the Disclosure Statement providing that the Waivers shall be binding on the Second Lien Secured Parties and the Third Lien Secured Parties to the extent the PSA remains in full force and effect.

The Plan filed on or about the Petition Date will be consistent in all material respects with the terms of the Settlement.

If the Settlement is not approved in connection with confirmation of the Plan, the Plan (pursuant to its terms) will be automatically deemed modified to exclude: (i) the Third Lien Intercreditor Settlement and (ii) the waiver of (a) the Diminution in Value Claim and (b) the Noteholder Deficiency Claims by the 2012 Credit Facility Lenders, the Second Lien Noteholders, and the Third Lien Noteholders (as applicable).

To the extent the Settlement is not approved in connection with confirmation of the Plan, the Diminution in Value Claim, including all fees and costs associated with defending any challenge to the Settlement or to the Plan, will be determined in connection with confirmation of the Plan and the litigation schedule to be set and approved in connection with approval of the disclosure statement related to the Plan.

For the avoidance of doubt, the 2nd/3rd Lien Plan Settlement will bind the Second Lien Noteholders and the Third Lien Noteholders (including, for the avoidance of doubt, the Second Lien Group and the Cross-Over Group) in the event the Plan is immaterially modified,

5

altered, or revised, or any or all of the Settlement is approved as part of the Plan.

The Restructuring

Definitions

“Excess Cash” means cash in an amount equal to any cash remaining on any of the Debtors’ balance sheets as of the Plan Effective Date, less (a) the amount of cash to be paid to holders of the 2012 Facility Claims (as defined below) on the Plan Effective Date, less (b) all payments of cash and reserves of cash required under the Plan (other than distributions of cash on account of Second Lien Note Claims (as defined below), including, but not limited to, payments and reserves on account of administrative claims, priority claims, tax claims, and transaction and professional fees, less (c) $110 million (the minimum amount of cash needed for the Debtors’ balance sheets as agreed to by the Debtors, the 2012 Credit Facility Lenders and the Second Lien Group); provided that the amount of Excess Cash shall be no greater than $60 million.

Treatment of Claims/Equity Interests

The Plan will provide that each holder of an allowed claim will receive the following on or as soon as practicable after the effective date of the Plan (the “Plan Effective Date”), unless different treatment is agreed to by the holder of such allowed claim and the Company:

•                  Administrative, Priority, and Priority Tax Claims: Allowed administrative, priority, and tax claims will be satisfied in full, in cash, or otherwise receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

•                  2012 Credit Facility Claims: On the Plan Effective Date, the holders of allowed claims under the 2012 Facility shall have an allowed claim in the approximate principal amount of $252,000,000, plus accrued interest and fees (the “2012 Facility Claims”). Holders of 2012 Facility Claims will receive their pro rata share of (i) approximately $82 million in cash and (ii) the New Credit Facility (in each case, on the terms and conditions as set forth in the RBL Term Sheet attached as Exhibit B to the PSA).

•                  Second Lien Notes Claims: On the Plan Effective Date, the holders of allowed claims under the Second Lien Notes shall have an allowed claim in the principal amount of $625,000,000, plus accrued interest and fees (the “Second Lien Notes Claims”). Holders of Second Lien Notes Claims will receive their pro rata share of (a) ninety-six and three-tenths percent (96.3%) of the New Midstates Equity and (b) the Excess Cash; provided, however, if the Settlement is not approved and consummated as part of the Plan, holders of Second Lien Note Claims will instead receive their pro rata share of (x) ninety-eight and eight-tenths percent (98.8%) of the New Midstates Equity, (y) the Excess Cash, and (z) their pro

6

rata share of the Unencumbered Assets Equity Distribution (as defined below) on account of the Noteholder Deficiency Claims held by such holders of Second Lien Notes Claims.

•                  Third Lien Notes Claims: On the Plan Effective Date, the holders of allowed claims under the Third Lien Notes shall have an allowed claim in the principal amount of $529,653,388, plus accrued interest and fees (the “Third Lien Notes Claims”). Holders of Third Lien Notes Claims will receive their pro rata share of the Third Lien Intercreditor Settlement if the Settlement is consummated as part of the Plan in accordance with the terms of the PSA. For the avoidance of doubt, if the Settlement is not approved and consummated as part of the Plan, the holders of the Third Lien Notes Claims shall receive only their pro rata share of the Unencumbered Assets Equity Distribution on account of the Noteholder Deficiency Claims held by the holders of Third Lien Notes Claims (and shall not receive the Third Lien Intercreditor Settlement).

•                  10.75% Unsecured Notes Claims and 9.25% Unsecured Notes Claims: On the Plan Effective Date, the holders of allowed claims under the 10.75% Unsecured Notes shall have an allowed claim in the principal amount of $293,626,000, plus accrued interest and fees (the “10.75% Unsecured Notes Claims”) and the holders of allowed claims under the 9.25% Unsecured Notes shall have an allowed claim in the principal amount of $347,651,000, plus accrued interest and fees (the “9.25% Unsecured Notes Claims,”and together with the 10.75% Unsecured Notes Claims, the “Unsecured Notes Claims”)). Holders of Unsecured Notes Claims will receive their pro rata share of one and two-tenths percent (1.2%) of the New Midstates Equity on account of the Company’s unencumbered assets (the “Unencumbered Assets Equity Distribution”); provided, however, if the Settlement is not approved and consummated as part of the Plan, the Unencumbered Assets Equity Distribution will be (a) charged for any Diminution in Value Claims and (b) shared among all holders of Unsecured Notes Claims and General Unsecured Claims, including the holders of Second Lien Notes Claims and Third Lien Notes Claims on account of their respective Noteholder Deficiency Claims.

•                  Lien Trade Claims: Holders of Lien Trade Claims will be paid in full on account of such Lien Trade Claims on the later of (a) the Plan Effective Date and (b) the date a holder’s Lien Trade Claim comes due in the ordinary course of business.

•                  GUC Claims: Holders of General Unsecured Claims will receive their pro rata share of the Unencumbered Assets Equity Distribution (either free of dilution if the Settlement is approved or subject to dilution, for both the Diminution in Value Claim and the

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Noteholder Deficiency Claims, if the Settlement is not approved).

•                  Existing Equity: All existing equity interests (including common stock, preferred stock and any options, warrants or rights to acquire any equity interests) in Midstates Petroleum Company, Inc. shall be cancelled on the Plan Effective Date and holders of such interests shall receive no recovery under the Plan.

Other Plan Terms

Releases and Exculpation

The Plan and Confirmation Order shall provide customary releases (including third party releases) and exculpation provisions, in each case, to the fullest extent permitted by law, for the benefit of the Debtors, Reorganized Midstates, 2012 Credit Facility Lenders, the Administrative Agent, the Second Lien Noteholders, the Third Lien Noteholders, such entities’ respective current and former affiliates, and such entities’ and their current and former affiliates’ current and former officers, managers, directors, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their current and former officers, managers, directors, equity holders, principals, members, employees, agents, managed accounts or funds, management companies, fund advisors, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

Management Incentive Plan and Management Employment Agreements

The Plan will provide for the establishment of a management equity incentive plan (the “MIP”) under which 10% of the New Midstates Equity (on a fully-diluted/fully-distributed basis) will be reserved for grants made from time to time to the directors, officers, and other management of Reorganized Midstates. The other aspects of the MIP and the remainder of compensation issues, including to what extent the MIP and such compensation issues will be determined by the new board, will be negotiated in connection with the Plan. Existing employment agreements will be assumed and/or amended and assumed with the consent of management and the Second Lien Group.

Corporate Governance

The terms and conditions of the new corporate governance documents of the Reorganized Midstates (including the bylaws, certificates of incorporation, among other governance documents) shall be subject to the consent of the Second Lien Group; provided that, if the Settlement is approved in connection with confirmation of the Plan, the new corporate governance documents shall provide for all members of the initial board of directors (or similar governing body) of reorganized Midstates Petroleum Company, Inc. to be appointed by those parties to the PSA who hold, in the aggregate, at least 50.1% in principal amount outstanding of the Second Lien Notes held by all parties to the PSA.

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EXHIBIT B

RBL Term Sheet

MIDSTATES PETROLEUM COMPANY

RESTRUCTURING OF DEBT FACILITIES

Summary of Terms and Conditions

This Term Sheet sets forth the summary of contemplated terms and conditions with respect to a new credit facility that the Agent (as defined below) would be willing to propose to the Lenders (as defined below) as an exit facility, under the Credit Agreement (as defined below) in connection with a restructuring of the obligations of the Obligors (as defined below). We understand that the restructuring shall be consummated through cases to be filed under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas and, once fully negotiated and agreed upon by the necessary lenders, shall be reflected in the terms of a plan of reorganization (the “Plan of Reorganization”). This Term Sheet is intended only to summarize terms of a proposed agreement and is not a comprehensive recitation of all terms and conditions. This Term Sheet does not represent a commitment, obligation or understanding on the part of the Agent or any Lender to restructure or otherwise provide any financing on the terms outlined herein. Further, this Term Sheet is not intended to suggest or reflect that the Lenders holding the necessary percentages of obligations under the Credit Agreement have consented or agreed to each of the terms set forth herein. No such party shall be so obligated unless and until all internal credit approvals are sought and obtained, all definitive documentation is negotiated and executed and all conditions precedent are satisfied or waived. The definitive documentation may contain terms which vary from the terms described herein. Unless otherwise defined herein, capitalized terms used herein shall have the definition ascribed to such terms in the Credit Agreement (as defined below).

1. Existing Obligations

Credit Facility

Credit Agreement:

Second Amended and Restated Credit Agreement dated as of June 8, 2012 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement “) among Midstates Petroleum Company, Inc., as guarantor (the “Parent”), Midstates Petroleum Company LLC, as borrower (the “Borrower”; together with the Parent, the “Obligors”), the financial institutions party thereto (the “Lenders”) and SunTrust Bank, as Administrative Agent (in its capacity as administrative agent, the “Agent”), Lender and Issuing Bank.

Obligations:

The Borrower is indebted to the Lenders in an aggregate amount equal to the principal amount outstanding under the Credit Agreement in the amount of approximately $249,183,640.00, plus accrued but unpaid interest, fees, costs and expenses, and has reimbursement obligations in respect of letters of credit that are outstanding in the aggregate face amount of approximately $2,840,935.00 (the “Existing Letters of Credit”; collectively, the “First Lien Obligations”).

Second Lien Notes

Issuers:	The Obligors.

Second Lien Indenture:

Indenture dated May 21, 2015 (the “Second Lien Indenture”), among the Parent, the Borrower and Wilmington Trust, National Association, as trustee (in such capacity, “Wilmington Trust”). Holders of outstanding notes under the Second Lien Indenture are referred to as the “Second Lien Noteholders.”

Obligations:	The Obligors are indebted to the Second Lien Noteholders in an aggregate principal amount equal to approximately $625 million plus accrued but unpaid interest, fees, costs and expenses.

Third Lien Notes

Issuers:	The Obligors.

Third Lien Indenture:

Indenture dated May 21, 2015 (the “Third Lien Indenture”), among the Parent, the Borrower and Wilmington Trust, as trustee. Holders of outstanding notes under the Third Lien Indenture are referred to as the “Third Lien Noteholders.”

Obligations:	The Obligors are indebted to the Third Lien Noteholders in an aggregate principal amount equal to approximately $529.7 million plus accrued but unpaid interest, fees, costs and expenses.
Unsecured Notes

Issuers:	The Obligors.

Indentures:

(i) 10.75% Senior Notes due 2020 issued pursuant to the Indenture dated as of October 1, 2012 (the “10.75% Notes”) and (ii) 9.25% Senior Notes due 2021 issued pursuant to the Indenture dated as of May 31, 2013 (the “9.25% Notes”), in each case, with Wells Fargo Bank, N.A., as trustee.

Obligations:

The Obligors are indebted to the holders of the 10.75% Notes and the 9.25% Notes (collectively, the “Unsecured Noteholders”) as follows: (i) approximately $293.6 million principal amount outstanding under the 10.75% Notes and (ii) approximately $347.7 million principal amount outstanding under the 9.25% Notes.

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2. Restructure of First Lien Obligations

The First Lien Obligations, which shall be paid in full, shall be restructured in conjunction with a Plan of Reorganization that eliminates all debt for borrowed money junior to the First Lien Obligations (which junior obligations may be exchanged for equity as appropriate and negotiated by such parties) as follows:

Cash Payments

Generally:

On the effective date of the Plan of Reorganization (the “Plan Effective Date”), the Lenders shall receive a payment in cash of an amount not less than $82,024,575 (the “Plan Effective Date Payment”), which shall be allocated among the Lenders on a pro rata basis in accordance with their respective share of the outstanding principal amount of the Obligations.

Following the cash payment to the Lenders on the Plan Effective Date, the Obligors (as reorganized pursuant to the Plan of Reorganization, “Reorganized Midstates”) shall hold not less than $110,000,000 in “cash on hand” on the Plan Effective Date, of which $40,000,000 shall be allocated to fund the Cash Collateral Account (as defined below) on the Plan Effective Date. In the event that Reorganized Midstates shall have cash in excess of $70,000,000 (after deducting for the funding of the Cash Collateral Account and the payment of all claims and expenses due and payable on the Plan Effective Date) on the Plan Effective Date, the Lenders shall consent to the payment in cash on the Plan Effective Date of such excess cash and cash equivalents up to a total amount, not to exceed, of $60,000,000 to the Second Lien Noteholders.

New Credit Facility

Amount:	$170,000,000.

Facility:

Revolving Loans. On the Plan Effective Date, those Lenders that shall have voted to accept the Plan (the “Accepting Lenders” or “RBL Lenders”) shall be deemed to have extended a reserve based revolving credit facility (the “RBL Facility”; the loans made thereunder, the “Revolving Loans”) to Reorganized Midstates in a principal amount outstanding, and having a commitment amount, of (i) $170,000,000 less (ii) the aggregate principal amount of the Term Loan (as defined below) (the “Commitment”). The initial conforming borrowing base shall be equal to $170,000,000 (the “Initial Borrowing Base”).

Term Loans. On the Plan Effective Date, those Lenders that shall have voted to reject the Plan, if any (the “Rejecting Lenders” or “Term Lenders”) shall elect either to participate in the RBL Facility or the Term Loan. If any Rejecting Lender either fails to make an election, elects to participate in the Term Loan, or otherwise fails to return a ballot such that they will have not been deemed to vote in favor or have made an election to participate in the RBL Facility, such Rejecting Lender will be deemed to have extended a term loan (a “Term Loan”) to Reorganized Midstates in a principal amount equal to (i) such Rejecting Lender’s pro rata share of the First Lien Obligations, less (ii) such Rejecting Lender’s

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pro rata share of the Effective Date Cash Payment. Notwithstanding any other provisions herein, the Commitment and Initial Borrowing Base shall be lowered by the pro rata share of each such Rejecting Lender’s loans which become the Term Loan.(1) The Obligations in respect of the Term Loan shall be subordinated to those in respect of the RBL Facility. Upon exercise of remedies or maturity, the Term Loan shall be a last-out loan, which shall be paid only following indefeasible payment in full of the Obligations in respect of the Revolver Loans.

For the avoidance of doubt, Reorganized Midstates shall not be permitted to convert Revolving Loans to Term Loans.

Fees. Reorganized Midstates will pay to the Agent, for the ratable benefit of each RBL Lender (excluding defaulting lenders), the following fees: (i) on the Plan Effective Date, a non-refundable upfront fee in an aggregate amount equal to 0.50% of the Commitment on the Plan Effective Date, and (ii) quarterly in arrears on the first day of each calendar quarter, a commitment fee calculated on the average daily amount of the Availability at a per annum rate equal to 0.50%.

Letter of Credit. In connection with the RBL Facility, SunTrust (in such capacity, the “Issuing Lender”) will make available to Reorganized Midstates a letter of credit sub-facility of up to $10,000,000 (the “Sub-Facility Capacity”) subject to customary notice requirements and Availability. Letters of credit issued under the RBL Facility (the “Letters of Credit”) will be used for general corporate purposes and shall expire not later than the earlier of (i) 12 months after its date of issuance or such longer period of time as may be agreed by the applicable Issuing Lender and (ii) the fifth business day prior to the Commitment Termination Date (as defined below); provided that any Letter of Credit may provide for automatic renewal thereof for additional periods of up to 12 months or such longer period of time as may be agreed by the Issuing Lender (which in no event shall extend beyond the date referred to in clause (ii) above, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the Issuing Lender).

The Existing Letters of Credit shall be “rolled over” and deemed Letters of Credit under the RBL Facility and shall count towards its Sub-Facility Capacity.(2)

Reorganized Midstates will pay a fee equal to the Applicable Margin (as defined below) then in effect for LIBOR borrowings, which fee will accrue on the aggregate face amount of outstanding Letters of Credit, payable in arrears at the end of each quarter and upon the termination of

(1) NTD: Each Rejecting Lender would have the option of being treated as an Accepting Lender by giving irrevocable notice of such decision to Reorganized Midstates and the Agent not less than three (3) business days before the Plan Effective Date.

(2) NTD: Note that no new Letters of Credit would be available after the Plan Effective Date absent repayment of loans or expiry or termination of Existing Letters of Credit.

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the RBL Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the RBL Lenders pro rata in accordance with the amount of each such RBL Lender’s Commitment. In addition, Reorganized Midstates shall pay to the Issuing Lender, for its own account, (i) a fronting fee equal to a 0.125% of the aggregate face amount of outstanding Letters of Credit, payable in arrears at the end of each quarter and upon the termination of the RBL Facility, calculated based upon the actual number of days elapsed over a 360-day year and (ii) customary issuance and administration fees to be mutually agreed.

Administrative Agent:	SunTrust Bank (the “Agent”).

Maturity:

The RBL Facility shall terminate, and all amounts outstanding shall be due and payable, on the earlier of (i) the four-year anniversary of the Plan Effective Date or (ii) September 30, 2020 (such earlier date, the “Commitment Termination Date”).

The Term Loans shall mature, and all amounts outstanding shall be payable, on the Commitment Termination Date.

Guarantors:

All obligations of Reorganized Midstates (collectively, the “Obligations”) under (i) the RBL Facility, (ii) the Term Loans, (iii) interest rate protection, commodity trading or hedging, currency exchange or other hedging or swap arrangements entered into with any person that was then a Lender or any affiliate thereof (the “Hedging Arrangements”) and (iv) treasury management arrangements entered into with any person that was then a Lender or any affiliate thereof (“Treasury Arrangements”) will be unconditionally guaranteed jointly and severally on a pari passu senior secured basis (the “Guarantees”) by any direct or indirect subsidiary of Reorganized Midstates (the “Guarantors”; together with Reorganized Midstates, the “Credit Parties”).

RBL Availability:

So long as the Total Outstandings (as defined below) do not exceed the Revolving Loan Limit (as defined below): (i) Revolving Loans will be available at any time on same day notice in the case of ABR loans prior to the Commitment Termination Date, in minimum principal amounts of $500,000 and increments of $100,000 in excess thereof, (ii) Letters of Credit will be issued as described below and (iii) amounts repaid under the RBL Facility may be reborrowed.

“Total Outstandings” means, at any time, the aggregate principal amount of Revolving Loans then outstanding plus the aggregate stated amount of all issued Letters of Credit and, without duplication, all unreimbursed disbursements on any Letter of Credit as of such date (unless cash collateralized or backstopped pursuant to arrangements acceptable to the Issuing Lender).

“Revolving Loan Limit” means, at any time, the lesser of (i) the Commitment and (ii) the Borrowing Base. For purposes hereof,

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“Availability” shall mean an amount (if positive) equal to the Revolving Loan Limit less Total Outstandings, and “Liquidity” shall mean at any time an amount (if positive) equal to Availability plus unrestricted cash and cash equivalents at the Credit Parties at such time minus the amount of any Borrowing Base Deficiency (as defined below) at such time.

Borrowing Base:

Subject to the Borrowing Base Redetermination Holiday (as defined below), the borrowing base for the RBL Facility shall be based on the loan value of the proved oil and gas reserves included in a Reserve Report (as defined below) and other oil and gas properties of Reorganized Midstates located within the geographic boundaries of the United States or the outer continental shelf adjacent to the United States, determined in accordance with the Credit Agreement, subject to adjustments in accordance with the terms set forth below (the “Borrowing Base”).

The Borrowing Base shall be re-determined semi-annually on or about April 1 and October 1 of each year, based upon a reserve report prepared as of the immediately preceding December and June, respectively, and other related information, and delivered on or before March 1 and September 1, respectively (each such report, a “Reserve Report”) and other related information, if any, required by the Agent to be delivered. The Credit Parties shall produce to the Agent a Reserve Report prepared as of December 31st of each year by an independent reserve engineer, such as Cawley Gillespie & Associates, Netherland, Sewell & Associates, Inc., Ryder Scott Company Petroleum Consultants, L.P., DeGolyer and MacNaughton or another independent petroleum engineering firm reasonably acceptable to the Agent and Reorganized Midstates (any such firm, an “Approved Petroleum Engineer”). The Credit Parties shall produce to the Agent a Reserve Report prepared as of June 30th of each year, which Reserve Reports may be prepared internally by a petroleum engineer employed by Reorganized Midstates (or may, at the election of Reorganized Midstates, be prepared by an Approved Petroleum Engineer). The Borrowing Base shall be proposed by the Agent in good faith and approved by the Lenders under the RBL Facility consistent with the terms under the Credit Agreement. Each determination of the Borrowing Base shall be made by the Agent and the Lenders in good faith in accordance with its respective usual and customary oil and gas lending criteria as it exists at the particular time (as determined by each such Lender in its sole discretion) pursuant to procedures set forth in the Credit Agreement.

So long as there is no Event of Default under the Credit Agreement and the Curtailment Covenant (as defined below) has not been breached, the Initial Borrowing Base shall remain the same and the RBL Lenders shall not be entitled to give to Reorganized Midstates notice of a Borrowing Base redetermination for Fall 2016, Spring 2017 and/or Fall 2017 (such periods collectively, the “Borrowing Base Redetermination Holiday”). The Borrowing Base Redetermination Holiday shall extend up to the Spring 2018 Borrowing Base redetermination, on or about April 1, 2018.

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Unscheduled re-determinations of the Borrowing Base, may be made not more than once between any two scheduled re-determination dates (i) at the request of the Agent or Required RBL Lenders (to be defined in the RBL Loan Documents) and (ii) at the request of Reorganized Midstates; provided that no unscheduled re-determinations of the Borrowing Base may be made during the Borrowing Base Redetermination Holiday.

To the extent any redetermination represents an increase in the Borrowing Base in effect prior to such redetermination, such Borrowing Base will be the largest amount approved or deemed approved by each Lender under the RBL Facility and to the extent any redetermination represents a decrease in, or reaffirmation of, the Borrowing Base in effect prior to such redetermination, such Borrowing Base will be the largest amount approved or deemed approved by the Required RBL Lenders, provided that no Lender shall be required to increase its commitment amount under the RBL Facility in connection with an increase in the Borrowing Base.

In addition to the foregoing, the Borrowing Base will also be subject to adjustments between re-determinations, including during the Borrowing Base Redetermination Holiday in connection with:

(i)             sales or other dispositions of, and casualty and condemnation events in respect of, Borrowing Base Properties (as defined below) and early monetization or early termination of any hedge or swap positions relied on by the Lenders in determining the Borrowing Base, in each case, in excess of three percent (3%) of the Borrowing Base in any period between scheduled redeterminations as a result of any one transaction or a series of transactions, and as set forth in the RBL Facility loan documents (the “RBL Loan Documents”); and

(ii) at Reorganized Midstates’ election, acquisitions of oil and gas properties as set forth in the RBL Loan Documents;

provided, that, for the avoidance of doubt, these adjustments shall be limited to the effects of the transactions described above and shall not include changes in the Reserve Reports vis-à-vis continuing properties or changes in the Lenders’ price decks.

Reorganized Midstates may on any redetermination date elect a reduced Borrowing Base.

A Borrowing Base reduction shall result in a concurrent reduction of the Commitments under the RBL Facility (it being understood that any reduction of Commitments under the RBL Facility shall only be tied to the pro rata reduction of the Borrowing Base attributable to the RBL Facility).

Interest:	Reorganized Midstates may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to: (i) the ABR plus the

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Applicable Margin (as defined below) or (ii) the LIBOR rate plus the Applicable Margin, with a LIBOR floor to be established at 1.00%. Reorganized Midstates may elect interest periods of 1, 2, 3 or 6 months (or, if available to all relevant Lenders, 12 months) for LIBOR borrowings. Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months.

“Applicable Margin” means 4.50% with respect to Revolving Loans and 3.50% with respect to Term Loans.

At any time when there is an Event of Default, all outstanding amounts shall bear interest at 2.00% above the rate otherwise applicable thereto.

Collateral:	The Obligations shall be secured by the following (the “Collateral”):

(i)             a first priority perfected security interest in, and mortgage lien on, not less than 95.0% of the proved oil and gas reserves and all other oil and gas properties of Reorganized Midstates and any other Credit Party (as of the Plan Effective Date), including as may be set forth in the Reserve Report delivered on or before the Plan Effective Date and each subsequent Reserve Report; provided, that the Borrower agrees to use commercially reasonable efforts to grant a first-priority perfected security interest in, and mortgage lien on, substantially all of the other oil and gas properties of Reorganization Midstates and any other Credit Party in connection with the delivery of each Reserve Report;

(ii)          a first priority perfected security interest in, and lien on, substantially all other presently owned and after-acquired property of the Credit Parties, including, without limitation, cash and cash equivalents which shall be placed only in accounts subject to deposit account control agreements in form and substance acceptable to the Agent or accounts at the Agent, receivables, all intangibles, and all rights to payments; and

(iii)       a first priority perfected pledge of all equity interests of any Credit Party (other than Parent), with any such certificated interests to be delivered to the Agent together with blank stock powers.

None of the Collateral or other assets of the Credit Parties shall be subject to other pledges, security interests or mortgages, subject to customary exceptions for financings of this kind.

Mandatory Prepayments:

At any time (other than as set forth in the last paragraph of this section) that the aggregate amount of the outstanding (i) Revolving Loans and Letters of Credit (including unreimbursed amounts drawn on any Letter of Credit that have not been cash collateralized or backstopped) plus (ii) Term Loans exceeds the Borrowing Base (a “Borrowing Base

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Deficiency”), Reorganized Midstates shall, within ten (10) business days after written notice from the Agent to Reorganized Midstates of such Borrowing Base Deficiency, notify the Agent that it intends to take one or more of the following actions:

(i) within thirty (30) days after receipt of the Agent’s notice, provide additional Borrowing Base Properties to the extent necessary to eliminate such Borrowing Base Deficiency;

(ii)          within thirty (30) days after receipt of the Agent’s notice, prepay the Revolving Loans and the Term Loans in a pro rata amount based on the then-outstanding principal amounts of the Revolving Loans and the Term Loans in an amount sufficient to eliminate such Borrowing Base Deficiency;

(iii)       prepay the Revolving Loans and the Term Loans in a pro rata amount based on the then-outstanding principal amounts of the Revolving Loans and the Term Loans in an amount sufficient to eliminate such Borrowing Base Deficiency in six equal monthly installments with principal and interest beginning on the date that is thirty (30) days after Reorganized Midstates’ receipt of notice of such Borrowing Base Deficiency from the Agent ; or

(iv) take any combination of actions set forth in clauses (i) through (iii) above;

provided, in each case, that all amounts outstanding must be repaid by the Commitment Termination Date.

If the Borrowing Base is adjusted as the result of an asset sale, disposition, casualty or condemnation event or early monetization or termination of any hedge or swap position and a Borrowing Base Deficiency results from such adjustment, then no later than two (2) business days following the date Reorganized Midstates receives the net cash proceeds thereof, if any, Reorganized Midstates shall apply such proceeds to the repayment of Revolving Loans (and concurrent reduction of the Commitment (it being understood that any reduction of Commitments under the RBL Facility shall only be tied to the pro rata reduction of the Borrowing Base attributable to the RBL Facility)) and the Term Loans in a pro rata amount based on the then-outstanding principal amounts of the Revolving Loans and the Term Loans (with any Borrowing Base Deficiency that remains after applying such proceeds to be addressed as required herein for Mandatory Prepayments). Additionally, any Borrowing Base Deficiency resulting from a voluntary termination of commitments shall be required to be eliminated within one (1) business day of the date of such termination.

Voluntary Prepayments:

Voluntary reductions of the unutilized portion of the RBL Facility commitments and voluntary prepayments of borrowings under the RBL Facility will be permitted at any time, in minimum principal amounts of $500,000 or increments of $100,000 in excess thereof, without premium

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or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of LIBOR borrowings other than on the last day of the relevant interest period.

The documentation in respect of the Term Loan (the “Term Loan Documents”; together with the RBL Documents, the “Loan Documents”) shall provide that Reorganized Midstates shall not be permitted to prepay the Term Loan so long as the Commitment under the RBL Facility shall remain in effect.

Conditions to Borrowings:

The making of each extension of credit under the RBL Facility shall be conditioned upon (a) the accuracy of representations and warranties set forth in the RBL Loan Documents in all material respects (without duplication of any materiality standard), (b) delivery of a customary borrowing notice and (c) the absence of defaults or events of default at the time of, and after giving effect to the making of, such extension of credit.

Representations and Warranties:

The Loan Documents shall include usual and customary representations and warranties, including: existence and organizational status; power and authority; qualification; execution, delivery and enforceability; compliance with laws; with respect to the execution, delivery and performance, no violation of, or conflict with, law, charter documents or material agreements; litigation; margin regulations; material governmental approvals and other consents with respect to the execution, delivery and performance of the RBL Facility; Investment Company Act; PATRIOT Act; absence of undisclosed liabilities; accuracy of disclosure and financial statements; no material adverse effect; no defaults; insurance; taxes; ERISA; subsidiaries; creation and perfection of security interests (including compliance with collateral coverage ratio); environmental laws; properties; subsidiaries and equity interests; sanctions laws; direct benefit; and consolidated closing date solvency; gas imbalances; marketing of production; hedge agreement; and other representations and warranties deemed appropriate by the Agent and the Lenders; subject, in the case of each of the foregoing representations and warranties, to qualifications and limitations for materiality to be agreed.

Affirmative Covenants:

The Loan Documents shall include usual and customary affirmative covenants, including: (i) delivery of annual, quarterly, and monthly financial statements and other information, with annual financial statements to be accompanied by an audit opinion from nationally recognized auditors that is not subject to qualification as to “going concern” or the scope of such audit (other than any “going concern” qualification as a result of impending maturity of the Revolving Loans or Term Loans); with the delivery of Reserve Reports, financial projections (presented on a semi-annual basis) for the then immediately following one (1) year period; (ii) compliance certificates, other certificates and other information; (iii) delivery of notices of defaults and certain material events; (iv) inspections (including books and records); (v) maintenance of organizational existence and rights and privileges; (vi) maintenance of

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insurance; (vii) payment of taxes and other obligations; (viii) corporate franchises; (ix) compliance with laws (including environmental laws); (x) maintenance of properties; (xi) operations; (xii) additional guarantors and collateral; (xiii) satisfactory title opinions or other title information with respect to at least 80% of the total value of proved oil and gas properties in the Reserve Report that are mortgaged as Collateral; (xiv) use of proceeds; (xv) sanctions laws; (xvi) further assurances on collateral matters; and (xvii) reserve reports, subject, in the case of each of the foregoing covenants, to exceptions and qualifications to be agreed.

In addition, Reorganized Midstates shall provide:                      (i) monthly operations/business plan updates; (ii) updated ARIES database semi-annually; (iii) thirteen (13) week cash flow (including sources and uses) and a variance against prior periods, updated monthly (which reporting requirement shall be eliminated from and after the date that notice is given to Reorganized Midstates on or about April 1, 2018 of the Spring 2018 Borrowing Base redetermination (the “April 2018 Notice Date”).

Negative Covenants:

The Loan Documents shall include usual and customary negative covenants, including limitations on (i) the incurrence or maintenance of debt; (ii) the incurrence or maintenance of liens; (iii) fundamental changes; (iv) asset sales or early monetization or early termination of any hedge or swap positions relied on by the Lenders in determining the Borrowing Base; (v) investments; (vi) dividends or distributions on, or redemptions of, capital stock of the Borrower; (vii) amendments of material debt documents (if any) and prepayments or redemptions in respect thereof; (viii) negative pledges and limitations subsidiary distributions; (ix) commodity hedging (with non-speculative commodity hedging permitted with respect to aggregate notional volumes of oil, gas and NGLs (calculated separately) hedged on a monthly basis not to exceed 75% of reasonably anticipated production (based on the most recently delivered Reserve Report, as adjusted in good faith to account for updated information) of oil, gas and NGLs, respectively, for any month (measured as of each date any such commodity hedging transaction is entered into); provided that no commodity hedging shall be permitted for any month more than 48 months following the date any commodity hedging transaction is entered into); (x) transactions with affiliates; (xi) change in nature of business; (xii) gas imbalances, take-or-pay or other prepayments; and (xiii) use of proceeds.

The Loan Documents shall also contain a negative covenant concerning the effect upon hydrocarbon production from any regulatory curtailment of the Credit Parties’ ability to dispose of salt water in the State of Oklahoma arising from the effect of any such regulation by the Oklahoma Corporation Commission (the “Curtailment Covenant”). A breach of the Curtailment Covenant shall occur if a Negative Effect (defined below) upon the hydrocarbon production volumes of the Credit Parties results, in whole or in part, from any curtailment of salt-water disposal operations in the State of Oklahoma imposed by any regulatory body, including but not limited to the Oklahoma Corporation Commission, regardless of whether the imposition of such curtailment

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results from any negotiation, mandate, exercise of regulatory authority, or judicial order or enforcement. A negative effect (the “Negative Effect”) occurs when the Credit Parties fail to achieve the projected hydrocarbon production levels set forth in the Reorganized Midstates’ Business Plan (a copy of which shall be attached as an exhibit to the RBL Loan Documents, the “Business Plan”) as a result of the effect of any regulatory curtailment on the Credit Parties’ ability to dispose of salt water in the State of Oklahoma at any point prior to the Commitment Termination Date by an amount more than 10.0% lower than the projected sixty (60) day rolling average of hydrocarbon production levels, as measured each two-month period by looking at hydrocarbon production for the prior sixty (60) day period. In the event the Curtailment Covenant is breached (i) prior to April 1, 2018, a Borrowing Base redetermination shall occur promptly thereafter, notwithstanding any other limits on unscheduled redetermination or (ii) after April 1, 2018, Reorganized Midstates shall provide prompt written notice thereof to the Agent and the Agent shall reserve all rights to request an unscheduled redetermination under the terms of the Loan Documents.

Financial Covenants:	The Loan Documents shall contain the following financial covenants:

Leverage Ratio. As of the last day of any fiscal quarter, commencing December 31, 2016 through the fiscal quarter ended March 31, 2018, the ratio of Total Indebtedness to EBITDA for the trailing four fiscal quarters shall not exceed 2.25:1.00; provided that Total Indebtedness and EBITDA (i) for the fiscal quarter ended December 31, 2016, shall be equal to Total Indebtedness and EBITDA, respectively, for the fiscal quarter ending on such date multiplied by 4, (ii) for the fiscal quarter ended March 31, 2017, shall be equal to Total Indebtedness and EBITDA, respectively, for the two fiscal quarters ending on such date multiplied by 2 and (iii) for the fiscal quarter ended June 30, 2017, shall be equal to Total Indebtedness and EBITDA, respectively, for the three fiscal quarters ending on such date multiplied by 4/3. As of the last day of any fiscal quarter, commencing June 30, 2018, the ratio of Total Indebtedness to EBITDA for the trailing four fiscal quarters shall not exceed 3.00:1.00.

Interest Coverage. As of the last day of any fiscal quarter, commencing December 31, 2016, the ratio of EBITDA to Interest Expense for the trailing four fiscal quarters shall not less than 3.00:1.00; provided that EBITDA and Interest Expense (i) for the fiscal quarter ended December 31, 2016, shall be equal to EBITDA and Interest Expense, respectively, for the fiscal quarter ending on such date multiplied by 4, (ii) for the fiscal quarter ended March 31, 2017, shall be equal to EBITDA and Interest Expense, respectively, for the two fiscal quarters ending on such date multiplied by 2 and (iii) for the fiscal quarter ended June 30, 2017, shall be equal to EBITDA and Interest Expense, respectively, for the three fiscal quarters ending on such date multiplied by 4/3.

Capital Expenditures. Beginning with the quarter ended December 31, 2016, Capital Expenditures shall be capped at (a) for the 6 months

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ending December 31, 2016, $50,000,000, (b) for the fiscal year ending December 31, 2017, $81,000,000, (c) for the fiscal year ending December 31, 2018, $85,000,000 and (d) for the fiscal year ending December 31, 2019, $78,000,000; provided, however, that Capital Expenditures in an aggregate amount up $10,000,000 and used solely for purposes of mitigating the consequences of a regulatory curtailment issued by the Oklahoma Corporation Commission shall not be included for purposes of calculating Capital Expenditures for purposes of the covenant.

If the amount of Capital Expenditures in the Company’s Business Plan (a) for the 6 months ending December 31, 2016 is greater than the amount of Capital Expenditures actually made in such six month period (the amount by which such Capital Expenditures in the Company’s Business Plan for such six month period exceeds the actual amount of Capital Expenditures for such six month period in an aggregate amount up to $10,000,000, the “Initial Excess Amount”) or (b) for any Fiscal Year is greater than the amount of Capital Expenditures actually made in such Fiscal Year (the amount by which such Capital Expenditures in the Company’s Business Plan for such Fiscal Year exceeds the actual amount of Capital Expenditures for such Fiscal Year in an aggregate amount up to $10,000,000, the “Excess Annual Amount” and, together with the Initial Excess Amount, the “Excess Amount”), then the Excess Amount (such amount, the “Carry-Over Amount”) may be carried forward to the next succeeding Fiscal Year (the “Succeeding Fiscal  Year”); provided, that the Carry-Over Amount applicable to a particular Succeeding Fiscal Year may not be carried forward to another Fiscal Year. Capital Expenditures made by the Credit Parties in any Fiscal Year shall be deemed to reduce (x) first, the Carry-Over Amount, and (y) then, the amount provided for above for such Fiscal Year.

Minimum Liquidity:

On the Plan Effective Date, Reorganized Midstates shall fund a cash collateral account which shall be maintained at the Agent (the “Cash Collateral Account”) in an amount equal to $40,000,000. The documentation with respect to the Cash Collateral Account shall be acceptable to the Agent in its sole discretion. Reorganized Midstates shall have no authority to access funds in the Cash Collateral Account until the April 2018 Notice Date (after which, so long as no Borrowing Base Deficiency then exists, Reorganized Midstates will have unfettered access to the funds but subject to ongoing control); provided, however, that either Reorganized Midstates or the Required RBL Lenders may at any time, direct the Agent to apply all, but not less than all, of the funds in the Cash Collateral Account to the repayment of the Revolving Loans. In the event that Reorganized Midstates or the Required RBL Lenders directs the Agent to repay the Revolving Loans with funds in the Cash Collateral Account (such amount, the “Released Funds”), then from such date until the April 2018 Notice Date, notwithstanding the amount of the Commitment, Availability shall in no event exceed (i) the aggregate principal amount of Revolving Loans outstanding on the Plan Effective Date, less (ii) the Released Funds. For the avoidance of doubt, following

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the April 2018 Notice Date, Availability shall be determined in accordance with the terms and provisions of the Loan Documents.

From and after the April 2018 Notice Date, the Credit Parties shall maintain at all times minimum Liquidity (cash and cash equivalents plus Availability) equal to 20% of the then-existing Borrowing Base.

Events of Default:

The Loan Documents shall include usual and customary defaults and events of default with thresholds and grace periods to be agreed by the Agent and the Lenders, including: (i) nonpayment of principal, interest or other amounts; (ii) violation of covenants; (iii) incorrectness of representations and warranties in any material respect; (iv) cross default and cross acceleration to material indebtedness; (v) bankruptcy of a Credit Party; (vi) material monetary judgments; (vii) material ERISA events; (viii) actual or asserted invalidity of material guarantees or security documents; and (ix) change of control.

Cost and Yield Protection:

The RBL Loan Documents shall contain customary provisions (i) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (ii) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a LIBOR loan on a day other than the last day of an interest period with respect thereto. The Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III (and all requests, rules, guidelines or directives relating to each of the foregoing or issued in connection therewith) shall be deemed to be changes in law regardless of the date enacted, adopted or issued. The RBL Loan Documents shall contain “EU Bail-In” protections.

Expenses and Indemnification:

Reorganized Midstates shall pay (i) all reasonable and documented out-of-pocket expenses of the Agent associated with the preparation, execution, delivery and administration of the loan documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel and financial advisors) and (ii) all out-of-pocket expenses of the Agent and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) (including the reasonable and documented fees, disbursements and other charges of legal counsel and financial advisors) in connection with the enforcement of the Loan Documents, including pursuing remedies in respect thereof.

The Agent and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability to the Credit Parties, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof; provided that the foregoing will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court of

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competent jurisdiction to (i) arise or result from (A) the willful misconduct, bad faith or gross negligence of such indemnified person or (B) a breach in bad faith of the funding obligations of such indemnified person, or (ii) have not resulted from an act or omission by you or any of your affiliates and have been brought by an indemnified person against any other indemnified person (other than any claims against Agent in its capacity as such).

Closing Conditions:

The closing shall be conditioned upon satisfaction (or waiver by the Lenders) of conditions precedent usual for facilities and transactions of this type, but in any event on or before          , 2016, including, without limitation, the following (the date upon which all such conditions precedent shall be satisfied, the “Closing Date”):

(i)                       The Loan Documents shall contain the terms set forth in this Term Sheet and shall contain representations, warranties, covenants and events of default customary for financings of this type and other terms deemed appropriate by and acceptable to the Borrower, the Agent and the Lenders;

(ii)                    The Agent and each Lender shall be satisfied that the disclosure statement filed in accordance with Section 1125 of the Code (the “Disclosure Statement”) with respect to the Plan of Reorganization does not contain any materially inaccurate information (or fail to disclose material information) and that there are no material administrative expenses, priority tax claims, reclamation claims, general unsecured claims or other claims that have not been disclosed or estimated in the Disclosure Statement;

(iii)                 The Plan of Reorganization, and all orders of the Bankruptcy Court, including, without limitation, the confirmation order entered in connection with the Plan of Reorganization (the “Confirmation Order”) shall be in form and substance satisfactory to each of the Agent and each Lender and shall be final and non-appealable and in full force and effect and shall not have been stayed, reversed, vacated or otherwise modified in a manner material and adverse to interests of the Agent and the Lenders or otherwise contrary to this Term Sheet;

(iv)                The Plan Effective Date shall have occurred, all conditions precedent to the effectiveness of the Plan of Reorganization shall have been fulfilled or waived as permitted therein, including, without limitation, the execution, delivery and all transactions contemplated in the Plan of Reorganization or in the Confirmation Order to occur on the effective date of the Plan of Reorganization shall have been substantially consummated in accordance with the terms thereof and in compliance with applicable law, Bankruptcy Court and regulatory approvals;

(v) The Agent shall have received satisfactory evidence as to the payment in full on the Plan Effective Date of all material

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administrative expense claims, priority claims and other claims required to be paid upon the Plan Effective Date;

(vi)                The execution and delivery of the Loan Documents, including security agreements, mortgages, deeds of trust, control agreements, any stock certificates and UCC and real property filings and (ii) delivery of customary legal opinions, customary insurance certificates, lien searches, customary officer’s closing certificates, organizational documents, customary evidence of authorization and good standing certificates in jurisdictions of formation/organization;

(vii)             All governmental and third party consents and approvals necessary in connection with the Loan Documents and the transactions contemplated thereby shall have been obtained and shall remain in effect; and no law or regulation shall be applicable in the judgment of the Agent that prevents the RBL Facility, the Term Loan or the transactions contemplated thereby;

(viii) All representations and warranties in the Loan Documents shall be true and correct in all material respects (without duplication of any materiality standard);

(ix)                All fees required to be paid on the Closing Date and all reasonable out-of-pocket expenses required to be paid on the Closing Date in connection with the RBL Facility and the Term Loan, including the fees and expenses of the Agent’s legal counsel and financial advisors, including Mayer Brown LLP and FTI, respectively, shall have been paid in full; and

(x) Customary releases shall have been granted to the Lenders, and their customary related and representative parties, under the Plan of Reorganization.

Miscellaneous:	The Loan Documents may contain other terms and conditions that are customary of agreements of this nature.

Governing Law and Forum:	State of New York.

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EXHIBIT C

FORM OF TRANSFER AGREEMENT FOR CONSENTING PARTIES

This Transfer Agreement to the Plan Support Agreement, dated as of [April     ,] 2016 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), by and among Midstates Petroleum Company, Inc. and Midstates Petroleum Company LLC (together, the “Company”), and the other parties signatory thereto (together with their respective successors and permitted assigns, the “Consenting Parties,” and each, a “Consenting Party”) is executed and delivered by [                      ] (the “Joining Party”) as of [               ], 2016. Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Agreement.

1.         Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached to this Transfer Agreement as Annex I (as the same has been or may be hereafter amended, restated or otherwise modified from time to time in accordance with the provisions hereof). The Joining Party shall hereafter be deemed to be a “Consenting Party” and a “Party” for all purposes under the Agreement and with respect to any and all First Lien Claims, Second Lien Notes Claims, Third Lien Notes Claims, and/or GUC Claims (if any) held by such Joining Party.

2.         Governing Law. This Transfer Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

* * * * *

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Joining Party has caused this Transfer Agreement to be executed as of the date first written above.

[CONSENTING PARTY]

By:
Name:
Title:

Principal Amount of First Lien Claims:	$
Principal Amount of Second Lien Notes:	$
Principal Amount of Third Lien Notes:	$
Principal Amount of 2020 Unsecured Notes:	$
Principal Amount of 2021 Unsecured Notes:	$
Principal Amount of Other GUC Claims:	$

Notice Address:

Fax:

Attention:

Email:

[Signature page to Joinder Agreement]

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